Exhibit 2.1

Execution Version

CONFIDENTIAL

UNIT PURCHASE AGREEMENT

by and among

Alpha Safety Holdings, LLC
Alpha Safety Intermediate, LLC, SAFARILAND, LLC

and

CADRE HOLDINGS, INC., AS GUARANTOR

February 16, 2024

Table of Contents

Page
ARTICLE I PURCHASE AND SALE OF THE UNITS	1

1.1	Purchase and Sale of Units	1

1.2	Purchase Price.	1

1.3	The Closing	2

1.4	The Closing Transactions	2

1.5	Purchase Price Adjustments	3

1.6	Withholding	5

ARTICLE II CONDITIONS TO CLOSING	6

2.1	Conditions to the Purchaser’s Obligations	6

2.2	Conditions to the Company’s and the Seller’s Obligations	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

3.1	Organization and Qualification	8
3.2	Subsidiaries	8
3.3	Authorization; Valid and Binding Agreement; No Breach; Governmental Consents	8
3.4	Units	9
3.5	Financial Statements	9
3.6	Absence of Certain Developments	10
3.7	Title to Properties	12
3.8	Tax Matters	13
3.9	Contracts and Commitments	15
3.10	Intellectual Property	16
3.11	Litigation	20
3.12	Employee Benefit Plans	20
3.13	Insurance	21
3.14	Compliance with Laws	21
3.15	Environmental Compliance and Conditions	21
3.16	Affiliated Transactions	22
3.17	Employees	22
3.18	Customers and Suppliers.	23
3.19	Inventory; Accounts Receivable.	24
3.20	Propriety of Past Payments	24
3.21	Data Privacy and Cybersecurity.	25
3.22	Internal Accounting Controls	26
3.23	Government Contracts.	26
3.24	International Trade	28
3.25	Brokerage	29
3.26	National Security and Investment Act 2021.	29
3.27	No Other Representations and Warranties	29

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER	29
4.1	Organization and Power	29
4.2	Authorization; Valid and Binding Agreement	29
4.3	No Breach	30
4.4	Governmental Consents	30
4.5	Ownership	30
4.6	Litigation	30
4.7	No Brokers	30
4.8	No Other Representations and Warranties	30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	31

5.1	Organization and Power	31
5.2	Authorization: Valid and Binding Agreement	31
5.3	No Breach	31
5.4	Governmental Consents	31
5.5	Litigation	31
5.6	Brokerage	31
5.7	Investment Representation	31
5.8	Financing	32
5.9	Solvency	32

ARTICLE VI COVENANTS OF THE COMPANY AND THE SELLER	32

6.1	Conduct of the Business	32
6.2	Access to Books and Records	33
6.3	Regulatory Filings	34
6.4	Conditions	34
6.5	Exclusive Dealing	34
6.6	280G	35

ARTICLE VII COVENANTS OF THE PURCHASER	35

7.1	Access to Books and Records	35
7.2	Director and Officer Liability and Indemnification	36
7.3	Employment and Benefit Arrangements	37
7.4	Regulatory Filings	38
7.5	Conditions	38
7.6	Contact with Customers, Suppliers and other Business Relations	39

ARTICLE VIII NON-SURVIVAL OF REPRESENTATIONS; WARRANTIES AND COVENANTS	39
8.1	Non-Survival of Representations, Warranties, and Covenants	39
8.2	Release by the Purchaser	39
8.3	R&W Policy Subrogation	40
8.4	R&W Policy	40
8.5	Investigation; No Other Representations; Non-Reliance	40

ARTICLE IX TERMINATION	41
9.1	Termination	41
9.2	Effect of Termination	42

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ARTICLE X ADDITIONAL COVENANTS	43
10.1	Tax Matters	43
10.2	Further Assurances	46
10.3	Consents	46
10.4	Disclosure Generally	47
10.5	Releases	47
10.6	Guarantee.	47

ARTICLE XI DEFINITIONS	49
11.1	Definitions	49
11.2	Other Definitional Provisions.	62

ARTICLE XII MISCELLANEOUS	62
12.1	Press Releases and Communications	62
12.2	Expenses	63
12.3	Notices	63
12.4	Assignment	64
12.5	Severability	64
12.6	References	64
12.7	Construction	65
12.8	Amendment and Waiver	65
12.9	Complete Agreement	65
12.10	Third-Party Beneficiaries	66
12.11	Waiver of Trial by Jury	66
12.12	Purchaser Deliveries	66
12.13	Specific Performance	66
12.14	Non-Recourse	67
12.15	Electronic Delivery	67
12.16	Counterparts	67
12.17	Governing Law	67
12.18	Consent to Jurisdiction	68
12.19	Prevailing Party	68
12.20	Post-Closing Attorney-Client Matters	68

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EXHIBITS

Exhibit A	Form of Closing Certificate of the Company
Exhibit B	Form of Closing Certificate of the Purchaser
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of R&W Policy

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UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of February 16, 2024 is made by and among Safariland, LLC, a Delaware limited liability company (the “Purchaser”), Cadre Holdings, Inc., a Delaware corporation (the “Guarantor”), Alpha Safety Intermediate, LLC, a Delaware limited liability company (the “Company”) and Alpha Safety Holdings, LLC, a Delaware limited liability company (the “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XI below.

WHEREAS, as of the Closing Date, Seller owns all of the issued and outstanding units of the Company; and

WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the issued and outstanding Units of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE UNITS

1.1           Purchase and Sale of Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Units, in exchange for the aggregate payment of the Estimated Purchase Price.

1.2           Purchase Price.

(a)           The “Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) the amount by which Closing Net Working Capital exceeds Target Net Working Capital, minus (iii) the amount by which Target Net Working Capital exceeds Closing Net Working Capital, plus (iv) the amount of Closing Cash, minus (v) the outstanding amount of Closing Indebtedness, minus (vi) the amount of Closing Transaction Expenses, minus (vii) the Escrow Amount.

(b)           No later than two (2) business days prior to the Closing, the Company shall have delivered to the Purchaser (i) the Company’s good faith estimate of (A) the Closing Net Working Capital (the “Estimated Net Working Capital”), (B) Closing Cash (the “Estimated Cash”), (C) the Closing Indebtedness (the “Estimated Indebtedness”), (D) the Closing Transaction Expenses (the “Estimated Transaction Expenses”) and (E) the Estimated Purchase Price and (ii) such reasonable documentation (including supporting calculations and schedules) used by the Company in connection with the preparation of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Purchase Price. “Estimated Purchase Price” means an amount equal to (1) the Base Purchase Price, plus (2) the amount by which Estimated Net Working Capital exceeds Target Net Working Capital, minus (3) the amount by which Target Net Working Capital exceeds Estimated Net Working Capital, plus (4) the amount of Estimated Cash, minus (5) the amount of Estimated Indebtedness, minus (6) the amount of Estimated Transaction Expenses, minus (7) the Escrow Amount. Purchaser shall have the right to review and ask questions and the Company shall consider the reasonable comments of Purchaser as it relates to the Estimated Purchase Price and any of the components thereof; provided, that Purchaser’s failure to identify any questions or changes to the Estimated Purchase Price shall not impact Purchaser’s right to prepare the Preliminary Closing Statement in accordance with Section 1.5(a).

1.3          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of electronic signature pages on the second business day following full satisfaction or waiver of all of the closing conditions set forth in ARTICLE II hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions) or on such other date as is mutually agreeable to the Purchaser and the Seller. The date and time of the Closing are referred to herein as the “Closing Date,” and the Closing will be deemed to have occurred on the open of business on the Closing Date. By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/pdf) or facsimile exchange of signatures; provided, that, notwithstanding the foregoing, in no event will the Closing occur before February 29, 2024 unless the parties hereto shall otherwise agree in writing.

1.4           The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a)           the Seller shall deliver to the Purchaser evidence of assignment of the Units to Purchaser;

(b)           the Purchaser shall pay, or cause to be paid, to the Seller the Estimated Purchase Price by wire transfer of immediately available funds to the account(s) designated by the Seller (which account(s) shall be designated by the Seller to the Purchaser in writing at least two (2) business days before the Closing Date);

(c)           the Company shall deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness set forth on Schedule 1.4(c) and shall make customary arrangements for such holders of Indebtedness to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Company and its Subsidiaries, in each case, in form and substance reasonably satisfactory to Purchaser relating to all Indebtedness set forth on Schedule 1.4(c);

(d)           the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Estimated Indebtedness, by wire transfer of immediately available funds to the account(s) designated by the holders of such Estimated Indebtedness;

(e)           the Purchaser shall pay, or cause to be paid, the Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;

(f)           the Purchaser shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Estimated Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated by each Person to whom such Estimated Transaction Expenses are to be paid, in each case, to the extent not paid by or on behalf of the Seller or its Affiliates prior to Closing; provided, that any amounts treated as wages or other compensation for services to a current or former employee of the Company shall be paid to the Company, which shall pay such amounts, less applicable withholding Taxes, to the applicable recipient through its payroll system on the first payroll date following the Closing Date; and

(g)           the Purchaser and the Seller shall make such other deliveries as are required by ARTICLE II thereof.

1.5           Purchase Price Adjustments.

(a)           As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Purchaser will deliver to the Seller a statement showing the calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses and a calculation of the Purchase Price, together with reasonable calculation details (the “Preliminary Closing Statement”). The Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses shall each be determined on a consolidated basis in accordance with the definitions set forth in this Agreement and the Agreed Accounting Principles (to the extent applicable). If the Purchaser does not deliver the Preliminary Closing Statement within 60 days after the Closing Date, the Seller may elect to either (x) deliver a Preliminary Closing Statement to the Purchaser within an additional thirty (30) days thereafter or (and the procedures below shall apply with the Purchaser and the Seller switching roles) or (y) designate the Estimated Purchase Price as the final Purchase Price (in which event the final “Purchase Price” shall mean the Estimated Purchase Price). If the Seller elects to prepare the Preliminary Closing Statement in accordance with the immediately preceding sentence, then all subsequent references in this Section 1.5 to the Purchaser, on the one hand, and the Seller, on the other hand, will be deemed to be references to the Seller, on the one hand, and the Purchaser, on the other hand, respectively. After delivery of the Preliminary Closing Statement, the Purchaser shall give the Seller and its representatives reasonable access to review the Purchaser’s, the Company’s and its Subsidiaries’ books and records and work papers related to the preparation of the Preliminary Closing Statement. Seller and its representatives may make inquiries of the Purchaser, the Company and its Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If Seller has any objections to the Preliminary Closing Statement, Seller shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). Such Objections Statement will include a reasonably detailed description of each disputed item within each of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, together with reasonable calculation details. If an Objections Statement is not delivered to the Purchaser within forty-five (45) days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto; provided that, in the event the Purchaser, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by Seller or any of its representatives within five (5) days of request therefor (or such shorter period as may remain in such 45-day period), such 45-day period will be extended by one day for each additional day required for the Purchaser, the Company or any of its Subsidiaries to fully respond to such request; provided, further, that such 45-day period will be extended a minimum of five (5) days following the date on which the Purchaser, the Company and its Subsidiaries have fully responded to such request; provided, further, that, such period shall not be extended more than ninety (90) days after delivery of the Preliminary Closing Statement. Seller and the Purchaser shall use commercially reasonable efforts to negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Seller and the Purchaser shall submit such dispute to BDO USA LLP or such other mutually acceptable dispute resolution firm (the “Dispute Resolution Firm”). Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which Seller and the Purchaser are unable to resolve. The Dispute Resolution Firm’s determination will be based solely on the definitions of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses and the Purchase Price, as applicable, contained herein, and such determination shall not exceed the range of values proposed by Purchaser within the Preliminary Closing Statement or the range of values proposed by Seller within the Objections Statement, for each disputed item. Seller and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the submission of any dispute. Further, the Dispute Resolution Firm’s determination shall be based solely on the presentations by the Purchaser, the Seller, the Company and its Subsidiaries which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto, absent manifest error. The costs and expenses of the Dispute Resolution Firm in resolving any dispute shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Dispute Resolution Firm. For example, if Seller submits an Objections Statement for $1,000, and if the Purchaser contests only $500 of the amount claimed by Seller, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to Seller. The Preliminary Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.5, and, as so revised, such Preliminary Closing Statement shall be deemed to set forth the Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses and the Purchase Price, in each case, for all purposes hereunder.

(b)           Payment of the Purchase Price Adjustment.

(i)           If the Purchase Price as finally determined pursuant to Section 1.5(a) above is greater than the Estimated Purchase Price, the Purchaser shall promptly pay to Seller the amount of such excess.

(ii)          If the Purchase Price as finally determined pursuant to Section 1.5(a) above is less than the Estimated Purchase Price, Seller and the Purchaser shall promptly cause an amount equal to the amount of such shortfall to be paid to the Purchaser from the Escrow Funds.

(iii)         The Purchaser shall promptly (but in any event within five (5) business days) deliver to Seller any amounts determined pursuant to this Section 1.5(b) to be due by the Purchaser by wire transfer of immediately available funds to an account or accounts designated by Seller. Seller and the Purchaser shall promptly (but in any event within five business days) deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay from the Escrow Funds, to an account or accounts designated by the Purchaser an amount equal to any amounts determined pursuant to this Section 1.5(b) to be due by Seller to the Purchaser. The Escrow Funds shall be the Purchaser’s sole recourse with respect to, and the exclusive source of funds for, any payments required to be made by Seller pursuant to this Section 1.5(b). Immediately following payment of any amounts determined pursuant to this Section 1.5(b) to be owing to the Purchaser, Seller and the Purchaser shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller all remaining Escrow Funds, in accordance with the terms of the Escrow Agreement.

(c)           The Purchaser and the Seller agree that the procedures set forth in this Section 1.5 for resolving disputes with respect to the Preliminary Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Purchase Price by the Dispute Resolution Firm pursuant to Section 1.5(a) in any court of competent jurisdiction in accordance with Section 12.18. It is the intent of the parties to have any final determination of the Purchase Price by the Dispute Resolution Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the Seller and the Purchaser, and the Seller and the Purchaser agree that the failure of the Dispute Resolution Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Dispute Resolution Firm which otherwise conforms to the terms of this Section 1.5.

1.6          Withholding. The Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Law, as applicable. Except with respect to any withholding obligation arising from (x) compensatory amounts payable to any current or former employee of the Company or any of its Subsidiaries or (y) the failure of the Seller to satisfy its obligation pursuant to Section 2.1(g) of this Agreement, before making any such deduction or withholding, the Purchaser shall use commercially reasonable efforts to provide the Seller which such deduction or withholding is proposed to be made ten (10)-business days advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and the Purchaser shall cooperate with Seller to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary, any compensation for services payable pursuant to this Agreement that is subject to payroll withholding and reporting will be paid through the Company’s applicable payroll system in accordance with applicable payroll procedures.

ARTICLE II

CONDITIONS TO CLOSING

2.1          Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a)           the representations and warranties of the Company set forth in ARTICLE III and the representations of the warranties of the Seller set forth in ARTICLE IV will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not caused a Material Adverse Effect);

(b)           the Seller and the Company shall have performed in all material respects all of the covenants, obligations and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)           all Governmental Consents set forth on Schedule 2.1(c) shall have been obtained or deemed to have been obtained under such applicable Law;

(d)           no judgment, decree, order or Law shall have been entered, enacted, enforced and no other action shall have been taken by any Governmental Authority, either of which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)           the Escrow Agent and the Seller shall have each executed and delivered signatures to the Escrow Agreement to the Purchaser;

(f)           the Company shall have delivered to the Purchaser a certificate of the Company in the form set forth in Exhibit A, dated as of the Closing Date, stating that the preconditions specified in Section 2.1(a) and Section 2.1(b) with respect to the Company have been satisfied; and

(g)           the Seller shall have delivered to the Purchaser a properly completed and duly executed IRS Form W-9.

If the Closing occurs, all closing conditions set forth in this Section 2.1 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

2.2          Conditions to the Company’s and the Seller’s Obligations. The obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a)           the representations and warranties of the Purchaser contained in ARTICLE V hereof that are qualified by materiality will be true and correct in all respects, and the other representations and warranties of the Purchaser contained in ARTICLE V will be true and correct in all material respects, as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date);

(b)           the Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)           all Governmental Consents set forth on Schedule 2.2(c) shall have been obtained or deemed to have been obtained under such applicable Law;

(d)           no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)           the Escrow Agent and the Purchaser shall have each executed and delivered signatures to the Escrow Agreement to the Seller; and

(f)           the Purchaser shall have delivered to the Seller a certificate in the form set forth as Exhibit B, dated as of the Closing Date, stating that the preconditions specified in Section 2.2(a) and Section 2.2(b) have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 2.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this ARTICLE III are correct as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”).

3.1          Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of the business as presently conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2          Subsidiaries. Except as set forth on Schedule 3.2, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth on Schedule 3.2, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary, (b) securities convertible or exchangeable into capital stock of any Subsidiary, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary.

3.3           Authorization; Valid and Binding Agreement; No Breach; Governmental Consents.

(a)           The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)           Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c)           Except as set forth on Schedule 3.3(c) the execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not (i) assuming that each of the consents, authorizations and approvals referred to in Schedule 3.3(d) (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the notices and filings referred to in Schedule 3.3(d) and under the HSR Act are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company and its Subsidiaries, (ii) violate the provisions of the Company’s or its Subsidiaries’ certificate of formation or limited liability company agreement (or equivalent organizational documents) or (iii) result in any breach of, constitute a default under, violate, result in the creation of any Lien upon any assets of the Company or its Subsidiaries, or result in the acceleration of any payment under, any Material Contract, except, in each case, for any such violations, breaches, defaults or Liens that would not be material to the business of the Company.

(d)           Except as set forth on Schedule 3.3(d), neither the Company nor any of its Subsidiaries is required to obtain any consent, approval or authorization of any Governmental Authority or submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices or filings (i) required under the HSR Act, (ii) that may be required by reason of the Purchaser’s participation in the transactions contemplated hereby or (iii) the failure of which to obtain would not, individually or in the aggregate, be material to the business of the Company.

3.4           Units.

(a)           Schedule 3.4 sets forth the Company’s issued and outstanding units as of the date hereof. The Seller is the record owner of the Units and own such Units free and clear of all Liens other than restrictions imposed by state and federal securities laws. All of the Units have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.4, the Company does not have any other equity or equity-based securities or securities containing any equity or equity-based features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 3.4, there are no other outstanding (a) common units, preferred units or other membership interests, equity interests or voting securities of the Company, (b) securities convertible or exchangeable into equity interests of the Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(b)           Each outstanding Class B Common Unit (x) constitutes a “profits interests” for U.S. federal income tax purposes and complies with the requirements of Rev. Proc. 93-27 and 2001-43 and each other applicable provision of the Code, (y) was granted with a distribution threshold (or similar hurdle) equal to or greater than the liquidation value of the Seller on the date of grant, and (z) to the extent applicable, is the subject of a timely and valid election under Section 83(b) of the Code. Each grant of a Unit Option was duly authorized no later than the date on which the grant of such Unit Option was by its terms to be effective (the “Unit Option Grant Date”) by all necessary corporate action. No Unit Option has been granted with a per unit exercise price that is less than the fair market value of a Class A Common Unit of Seller on the applicable Unit Option Grant Date and each Unit Option complies with, or is exempt from, the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.5           Financial Statements.

(a)           Schedule 3.5(a) consists of (i) (x) Seller’s and each of its Subsidiaries’ audited balance sheets as of December 31, 2021, (y) Seller’s and each of its Subsidiaries (other than Pajarito Scientific Corporation and its Subsidiaries) audited balance sheets as of December 31, 2022 and (z) Pajarito Scientific Corporation’s and each of its Subsidiaries unaudited balance sheet as of December 31, 2022, and, in each case, statements of income and cash flows for the years then ended (the “Year End Financial Statements”) and (ii) the Company’s and each of its Subsidiaries’ unaudited consolidated balance sheet as of December 31, 2023 (the “Latest Balance Sheet”), and statements of income and cash flows for the twelve-month period then ended (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”). The Financial Statements, including the notes thereto, (a) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, (b) are true, correct and complete in all material respects, (c) are derived from and consistent with the Company’s and its Subsidiaries’ books and records and (d) present fairly in all material respects the financial condition, results of operations and changes in cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments. None of the absent footnote disclosures, other presentation items and normal year-end adjustments (in the case of the Interim Financial Statements) are material, individually or in the aggregate.

(b)           Neither the Company nor any of its Subsidiaries has any material liabilities, obligations or debts, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or variable, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, matured or unmatured, secured or unsecured, due or to become due, determined, determinable or otherwise, except for liabilities (i) adequately reflected or reserved against on the Latest Balance Sheet, (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business that are not resulting from breach of contract or warranty, infringement, tort, claim or lawsuit, (iii) incurred in connection with this Agreement or the transactions contemplated hereby or (iv) to be included in the computation of Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses.

3.6          Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet to the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course of business. Except as set forth on Schedule 3.6 or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has:

(a)           amended or modified its certificate of formation or limited liability company agreement (or equivalent governing documents);

(b)           sold, assigned or transferred any of its material assets, except in the ordinary course of business;

(c)          sold, assigned, allowed to lapse, licensed, abandoned, transferred or otherwise disposed of any Company Intellectual Property, except for non-exclusive licenses granted to customers in the Ordinary Course;

(d)           disclosed any material Trade Secrets to any Person other than pursuant to a written and enforceable confidentiality agreement that requires such Person to maintain the confidentiality and security of such information;

(e)           issued, sold or transferred any of its membership interests or other equity securities, securities convertible into its membership interests or other equity securities or warrants, options or other rights to acquire its membership interests or other equity securities, or any bonds or debt securities;

(f)           changed or modified in any manner accounting, cash management and working capital policies and procedures, including (but not limited to) its existing credit, collection and payment policies and procedures, customer and vendor policies and procedures, prepayment of expenses, accrual of expenses, deferral and/or recognition of revenue, and acceptance of customer deposits.

(g)           made any material capital investment in, or any material loan to, any other Person (other than a Subsidiary of the Company), except in the ordinary course of business;

(h)           declared, set aside, or paid any dividend or made any distribution with respect to its membership interests or redeemed, purchased, or otherwise acquired any of its membership interests, except for dividends or distributions made by the Company’s Subsidiaries to their respective parents in the ordinary course of business or tax distributions made in the ordinary course of business;

(i)           made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(j)           except as required by applicable Law or the terms of any Plan, (A) granted or agreed to grant any change in control, transaction or retention bonus to any current (or former) employee or other individual service provider of the Company or any of its Subsidiaries, or increased or agreed to increase any of the foregoing payments, (B) increased the compensation payable or paid, whether conditionally or otherwise, to any current (or former) employee or other individual service provider (other than any increase adopted in the ordinary course of business in accordance with past practice for any non-officer employee whose annual base compensation does not exceed $125,000 after giving effect to such increase), (C) amended, terminated or adopted any plan, agreement, program, arrangement, practice, or policy that would be a Plan if it were in existence as of the date of this Agreement or (D) taken any action, or granted any right, to accelerate the vesting, funding or payment of any compensation or benefits;

(k)           hired, engaged, or terminated the employment or engagement of any employee or independent contractor with annual base compensation in excess of $125,000;

(l)           negotiated, entered into, amended or extended any collective bargaining agreement or other contract with a Union;

(m)           implemented any layoffs affecting, placed on unpaid leave or furlough, or materially reduced the hours or weekly pay of, ten (10) or more employees;

(n)           adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization; or

(o)           committed to do any of the foregoing.

3.7           Title to Properties.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Schedule 3.7(b) sets forth the address of each parcel of real property leased by the Company and its Subsidiaries (the “Leased Real Property”), and a list of all leases for such Leased Real Property (“Real Property Leases”). With respect to each of the Real Property Leases, (i) such Real Property Leases are legal, valid, binding, enforceable and in full force and effect and none of the Company or its Subsidiaries is in default thereunder, and to the Company and its Subsidiaries knowledge, no condition or circumstance exists that, with the giving of notice or passage of time, would constitute a default thereunder, (ii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and there are no disputes with respect to such Real Property Leases, (iii) except as otherwise set forth herein, or with respect to any Permitted Liens, neither of the Company nor its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof, (iv) the Company has made available to Purchaser true, correct and complete copies of all Real Property Leases, and (v) subject to applicable Law, as of the date hereof, the Company and its Subsidiaries have valid, enforceable and existing leasehold interests in each Leased Real Property free and clear of all Liens other than Permitted Liens.

(c)           Except as set forth on Schedule 3.7(b), the Company and each of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and no Person other than the Company or its Subsidiaries has any right to use or occupy any part of the Leased Real Property.

(d)         All buildings and all improvements located on the Leased Real Property are, in all material respects, in a state of good maintenance and repair (normal wear and tear excepted) and in a condition adequate and reasonably suitable for the conduct therein of the Business. The heating, ventilation, air conditioning, plumbing and electrical systems at the Leased Real Property are in working order and repair (normal wear and tear excepted). Neither the Company nor any of its Subsidiaries has experienced any interruption in such services provided to any of the premises located on the Leased Real Property within the last year.

(e)       To the extent required by Law and the obligation of tenant under the Real Property Leases to obtain, the Company and its Subsidiaries have obtained all permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of (i) all Governmental Authorities having jurisdiction over any of the premises comprising the Leased Real Property and (ii) all insurance companies and fire rating and other similar boards and organizations having jurisdiction over any of the premises comprising the Leased Real Property (collectively, the “Insurance Organizations”), except for the Real Property Permits where failure to so obtain or maintain said permits would not be expected to have a Material Adverse Effect. All such Real Property Permits are set forth on Schedule 3.7(e). The Company and its Subsidiaries have not received any written notice from any Governmental Authority having jurisdiction over any premises comprising the Leased Real Property, or from any Insurance Organization, threatening a suspension, revocation, modification or cancellation of any Real Property Permit or of any insurance policies, and there exists no violation of a Real Property Permit that would be expected to have a Material Adverse Effect. To the Company and its Subsidiaries knowledge, each Real Property Permit is in full force and effect.

(f)         There are no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising the Leased Real Property or any part thereof. The Company and its Subsidiaries have not received any written, or, to the knowledge of the Company, oral notice of any pending or threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising the Leased Real Property or any part thereof and, to the knowledge of the Company, no such condemnations or proceedings have been proposed.

(g)        The Leased Real Property comprises all of the real property used or intended to be used in the Business, and, other than the Real Property Leases or those matters set forth on Schedule 3.7(b), neither the Company nor any of its Subsidiaries is a party to any other agreement which includes any option to purchase or lease any real property or interest therein.

(h)         Neither the Company nor any of its Subsidiaries has received any written notice of, and to the knowledge of the Company, no landlord of any Leased Real Property has any plans to make, any alterations to any of the Leased Real Property that would be expected to have a Material Adverse Effect.

(i)         All sums owed by any landlord to the Company or its Subsidiaries under any Real Property Lease have been paid, including, but not limited to, tenant improvement allowances.

3.8           Tax Matters.

(a)         Except as set forth on Schedule 3.8(a), (i) the Company and its Subsidiaries have filed all income and all other material Tax Returns which are required to be filed by them (taking into account any extensions of time to file) and (ii) all material amounts of Taxes (regardless of whether shown as due and owing by the Company and the Subsidiaries on such Tax Returns) due and owing by the Company or any of its Subsidiaries have been timely paid.

(b)         Neither the Company nor any of its Subsidiaries (i) is, or has ever been, a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company, (ii) except as set forth on Schedule 3.8(b), is party to any contract relating to Tax sharing or Tax allocation or the receipt or utilization of any refund for Taxes or other Tax asset (other than any customary commercial agreement entered into in the ordinary course of business a principal purpose of which is not Taxes, e.g., a commercial lease), (iii) has any liabilities for the Taxes of any Person under Law other than the Company and its Subsidiaries, including Treasury Regulation Section 1.1502-6, as a transferee or successor, or by contract (other than any customary commercial agreement entered into in the ordinary course of business a principal purpose of which is not Taxes, e.g., a commercial lease), (iv) has within the past three (3) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, (v) has entered into or received any closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries, (vi) is subject to any Liens with respect to Taxes, other than Permitted Liens, or (vii) has taken, claimed or applied for any employee retention Tax credit under the CARES Act, (viii) has any material amount of liabilities for escheat or unclaimed property obligations or (ix) has made any election pursuant to Section 965(h) of the Code.

(c)           There are no pending or ongoing audits, disputes or claims of any Taxes or Tax Returns with respect to the Company or any of its Subsidiaries, and no such action has been proposed or threatened in writing by a Governmental Authority. No written claim has been made concerning any obligation of the Company or any of its Subsidiaries to file Tax Returns or pay Taxes in any jurisdiction in which the Company or such Subsidiary (as applicable) does not file Tax Returns or pay Taxes.

(d)           Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations beyond the date hereof in respect of any material amounts of Taxes or (ii) agreed to or is, or has been, the beneficiary of any extension of time beyond the date hereof with respect to any Tax assessment or deficiency.

(e)         The Company is classified as an association taxable as a corporation for all U.S. federal Income Tax purposes. The U.S. federal Income Tax classification of each Subsidiary of the Company is set forth on Schedule 3.8(e).

(f)          Neither the Company nor any of its Subsidiaries has participated or is participating in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4 or any corresponding or similar provision of state, local or non-U.S. Law.

(g)       Except as otherwise set forth on Schedule 3.8(g), all material amounts of Taxes required to have been withheld and timely paid in connection with amounts paid by the Company or any of its Subsidiaries to any employee, creditor, shareholder, independent contractor and other third parties have been withheld and timely paid to the appropriate Governmental Authority. The Company and each of its Subsidiaries has complied, in all material respects, with information reporting, collection and retention provisions of applicable laws with respect thereto.

(h)        Except as otherwise set forth on Schedule 3.8(h), neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from Taxable income for any Post-Closing Tax Period as a result of any: (i) change in, or improper use of, any method of accounting for a Pre-Closing Tax Period (whether pursuant to Section 481 of the Code or any similar provision of state, local or non-U.S. Law, or otherwise) on prior to the Closing Date; (ii) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to Closing Date; (iii) installment sale, prepaid amount or open transaction disposition made on or prior to the Closing Date outside of the ordinary course of business; or (iv) advance payment or deferred revenue received or accrued on or prior to the Closing Date.

(i)           Since December 31, 2022, none of the Company or any of its Subsidiaries has (i) made (outside of the ordinary course of business), changed or rescinded any material Tax election, (ii) changed any annual Tax accounting period or any material method of Tax accounting, (iii) settled or compromised any claim or assessment with respect to any material amount of Taxes, (iv) entered into any closing agreement with a taxing authority, (v) entered into an agreement waiving any right to a claim a refund of Taxes, (vi) filed any amended Tax Return or (vii) incurred any non de minimis amount of Taxes outside of the ordinary course of business.

Notwithstanding any other provisions of this Agreement, the Company makes no representation or warranty in this Section 3.8 or otherwise as to the amount or availability of, or as to the existence or non-existence of limitations (or the extent of any such limitations) on, the Tax attributes of the Company or any of its Subsidiaries with respect to any Post-Closing Tax Period, including Tax basis, net operating losses, capital losses, Tax credits or other Tax assets or attributes.

3.9           Contracts and Commitments.

(a)         Except as set forth on Schedule 3.9(a) (collectively, the “Material Contracts”), as of the date hereof, neither the Company nor any of its Subsidiaries is party to, or is otherwise bound by, any:

(i)           collective bargaining agreement or other contract with any Union;

(ii)           stock purchase, stock option or similar plan;

(iii)          contract for the employment or engagement of any officer, individual employee or other person on a full-time, part-time, temporary, consulting or other basis providing for annual base compensation in excess of $125,000, in each case other than contracts terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any liability;

(iv)          agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of their assets;

(v)           guaranty of any obligation for borrowed money or other material guaranty;

(vi)         lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;

(vii)         agreements relating to any completed business acquisition by the Company or any of its Subsidiaries within the last four years;

(viii)         (i) contract pursuant to which one or more of the Company or its Subsidiaries uses Intellectual Property owned by another Person material to the conduct of the Business (excluding (A) shrink-wrap, click-through or similar non-exclusive license agreements, in each case for Software, (x) with total annual payments not in excess of $50,000 in the aggregate per vendor, (y) is obtained on generally available standard commercial terms, and (z) is not distributed with, incorporated in, or necessary for use or development of, any product or service of the Company or its Subsidiaries, (B) non-disclosure agreements entered into in the Ordinary Course and (C) non-exclusive license agreements with, consultants and independent contractors of one or more of the Company or its Subsidiaries entered into on the Company’s or its Subsidiaries’ respective standard form(s) (or a substantially similar form) in the ordinary course of business), (ii) any contract pursuant to which one or more of the Company or its Subsidiaries grants to another Person the right to use any of the Company Intellectual Property (excluding non-exclusive licenses granted to customers in the Ordinary Course), and (iii) all contracts (including settlement agreements, co-existence agreements, and consent agreements) to which the Company or its Subsidiaries is a party or is otherwise bound, pursuant to which the Company is restricted from using, registering, or enforcing Company Intellectual Property in any material respect; or

(ix)           contract which prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world.

(b)         The Company has made available to the Purchaser a true and correct copy of all written contracts which are referred to on Schedule 3.9(a).

(c)         Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract. All Material Contracts constitute legal, valid and binding obligations of the Company or such Subsidiary, and are enforceable against the Company or such Subsidiary in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Neither the Company nor any Subsidiary has received any written notice that any party intends to terminate, cancel, or not renew any Material Contract.

3.10          Intellectual Property.

(a)         All of the (i) Patents, (ii) Trademark registrations, registered service marks and applications; (iii) internet domain names, (iv) Copyright registrations and applications, (v) social media accounts and handles, (vi), all material unregistered Trademarks, and (vii) material Software in each case, that are included in the Company Intellectual Property, are set forth on Schedule 3.10(a) (the items listed or required to be listed under (i) to (v) collectively, the “Registered Intellectual Property”, and together with the remaining scheduled items above, the “Scheduled Intellectual Property”).

(b)          Each item of Registered Intellectual Property includes, where applicable, the name or title of such Registered Intellectual Property, the name of the current owner, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations, or filing. Each item of Registered Intellectual Property lists the Company or a Subsidiary as the record owner (and in the case of domain names, the registrant either directly or by proxy). The Company and its Subsidiaries have complied with all the requirements of Governmental Authorities and registrars necessary for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Registered Intellectual Property (including with respect to the duty of disclosure, candor, and good faith).

(c)        The Company and its Subsidiaries are the sole and exclusive legal and beneficial owner of, and own and possess all right, title and interest in and to, the Company Intellectual Property, free and clear of any Liens other than Permitted Liens. The Company and its Subsidiaries are licensed to or otherwise have the valid and enforceable right to use all Intellectual Property used in or necessary, and such Intellectual Property is sufficient, to conduct the Business as presently conducted. The Company and its Subsidiaries will continue to so own, license or have the right to use such Intellectual Property, immediately following the Closing to the same extent as prior to the Closing.

(d)        The Registered Intellectual Property set forth on Schedule 3.10(a) are valid, enforceable and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned and all renewal fees and other steps required for the maintenance or protection of such rights as of the Closing Date have been paid on time or been taken, including, where applicable, with respect to the duty of disclosure and candor before any Governmental Authority. To the Company and its Subsidiaries knowledge, no facts or circumstances exist that would reasonably be expected to render any of the Company Intellectual Property invalid or unenforceable. There are no pending or, to the knowledge of the Company, threatened opposition, interference, re-examination or cancellation proceedings or any similar proceedings before any court or registration authority or other Governmental Authority in any jurisdiction challenging the validity, enforceability, scope of, and the Company’s or any of its Subsidiaries’ title to, any of the Company Intellectual Property. The Company and its Subsidiaries have not received any written notice or, to the knowledge of the Company, oral notice of any pending or threatened opposition, interference, re-examination or cancellation proceedings or any similar proceedings before any court or registration authority or other Governmental Authority in any jurisdiction against the Company Intellectual Property. There has been and is no Proceeding or Law asserted, pending or, to the knowledge of the Company, threatened that prohibits or restricts the Company or its Subsidiaries from any use or any other exploitation of the Company Intellectual Property. No Person has any exclusive license under any of the Company Intellectual Property.

(e)        Neither the conduct of the Business nor the Company’s or its Subsidiaries’ creation, use, license or other transfer of the Company Intellectual Property or the Company’s or its Subsidiaries’ products or services, or to the knowledge of the Company, a customer’s use of the Company’s or its Subsidiaries’ products or services as authorized by the Company or its Subsidiaries, has infringed, misappropriated or otherwise violated or infringes, misappropriates or otherwise violates the Intellectual Property of any Person in any material respect. The Company and its Subsidiaries have not received any notice of any pending or any written or, to the knowledge of the Company, oral notification of any pending or threatened claims or suits, including invitations to license Intellectual Property, (i) alleging that the activities of the Company or its Subsidiaries or the conduct of its Business or the creation, use, license or other transfer of the Company Intellectual Property or use of the Company’s or its Subsidiaries’ products or services infringes upon or constitutes the unauthorized use of or otherwise violates the Intellectual Property of any Person, nor alleging libel, slander, or defamation, or (ii) challenging the ownership, use, registration, validity or enforceability of any Company Intellectual Property.

(f)         To the knowledge of the Company, no third party has disclosed in violation of any written confidentiality obligation, misappropriated, infringed, diluted, or otherwise violated, or is currently using, disclosing in violation of any written confidentiality obligation, misappropriating, infringing, diluting, or otherwise violating, any Company Intellectual Property, and no such claims are pending against any Person by any of the Company or its Subsidiaries. None of the Company or its Subsidiaries commenced or threatened in writing any Action, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any contract involving the Company Intellectual Property.

(g)         No Proceedings are currently pending or, to the knowledge of the Company, threatened in writing, that any of the Company or its Subsidiaries is infringing, violating, or misappropriating any Intellectual Property of any Person.

(h)         The Company and its Subsidiaries have maintained and currently maintain commercially reasonable practices sufficient to protect, preserve and maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property or otherwise disclosed to, or possessed by the Company and its Subsidiaries. Without limiting the foregoing, the Company and its Subsidiaries have, and enforce, a written policy requiring each employee, consultant and contractor, to execute written and enforceable proprietary information and confidentiality agreements that require such Person to maintain the confidentiality of such Trade Secrets. Each present and past founder, manager, officer, employee and consultant of the Company or its Subsidiaries and any other Person with access to such Trade Secrets has executed such agreements, and no such Person has breached any such agreement. The Company and the Company Subsidiaries have not breached any obligations or undertakings of confidentiality which they owe or have owed to any Person, in any material respect. The Company and its Subsidiaries have taken commercially reasonable steps necessary to comply with their respective duties to protect the confidentiality of Personal Information provided to the Company and its Subsidiaries by any other Person.

(i)          Any Person (including all founders, current and former employees and contractors) who has created, developed or contributed to Company Intellectual Property or any Intellectual Property on behalf of the Company or any of its Subsidiaries has executed valid and enforceable written contracts that (i) confirm that the Company Intellectual Property is or was a work made for hire authored and owned by the Company or its Subsidiary, and (ii) irrevocably and unconditionally assign to the Company or its Subsidiaries all of such Person’s rights, title and interest relating to such Intellectual Property. No current or former founder, employee, consultant, officer or director of the Company or its Subsidiaries (i) owns any Intellectual Property rights used or held for use by the Company or its Subsidiaries or (ii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property rights. Each Person that contributed to such Company Intellectual Property has been fully compensated, including in each case with respect to any required statutory payments.

(j)           No Software or any product or service of the Company or its Subsidiaries is subject to any contract, including any source code escrow agreements, that requires or would require the Company or a Subsidiary to divulge to any Person any source code or trade secret that is part of such Software or products or services. None of the Company Intellectual Property incorporates, references or otherwise uses any Software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), (iii) is distributed under any similar licensing or distribution model, or (iv) requires code disclosure, is freely re-licensable, or allows creation of derivative works from source code, in each case, in a manner that (i) would require any portion of any Company Intellectual Property to be disclosed, delivered, distributed, licensed or otherwise made available to a third party in source code form, (ii) limits the Company or its Subsidiaries’ freedom to seek full compensation in connection with the marketing, licensing or distribution of any of the products or services of the Company or its Subsidiaries, or (iii) allows a third party to decompile, disassemble or otherwise reverse engineer any Company Intellectual Property.

(k)         The Company or a Subsidiary (i) lawfully owns, leases or licenses all Systems and such Systems are reasonably sufficient for the immediate and anticipated needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to Process current and anticipated peak volumes in a timely manner, and (ii) will continue to have such rights immediately after the Closing to the same extent as prior to the Closing. The Systems do not contain any viruses, bugs, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware, vulnerabilities, faults or other disabling code that could (A) significantly disrupt or adversely affect the functionality or integrity of any System, or (B) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. In the past four (4) years, there has been no failure or other substandard performance of or any Security Incident involving any System that has caused a material disruption to the Company or a Subsidiary. The Company and its Subsidiaries maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing. The Company and its Subsidiaries are not in breach of any of their contracts relating to Systems. In the last four (4) years, the Company and its Subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party System, nor received any notice of intent to conduct any such audit.

(l)           Except as set forth on Schedule 3.10(l), no Intellectual Property was developed using (in whole or in part) funding or facilities provided by any Governmental Authority or university, college, other educational institution, international organization or research center, nor was it obtained from any Governmental Authority or university, college or other educational institution, international organization or research center.

(m)          The Company and its Subsidiaries have complied with all applicable Laws and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property delivered or provided to any Governmental Authority in connection with a Government Contract.

3.11          Litigation. Except as set forth on Schedule 3.11, there are no material Proceedings or Actions pending or, to the Company’s knowledge, threatened, which involve the Company or any of its Subsidiaries or any of their respective businesses or assets, at law or in equity, or before or by any Governmental Authority. There is no Proceeding or Action pending or, to the Company’s knowledge, threatened against the Company or its Subsidiaries which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or its Subsidiaries pursuant to this Agreement or in connection herewith or would adversely affect the ability of the Company or its Subsidiaries to consummate the transactions contemplated herein. The Company and its Subsidiaries are not subject to any outstanding material order, writ, injunction or decree.

3.12          Employee Benefit Plans.

(a)          Except as listed on Schedule 3.12(a), neither the Company nor any of its ERISA Affiliates maintains, contributes to or has any liability with respect to, any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “welfare plans” (as defined under Section 3(1) of ERISA) or other Plans. Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Plans comply in form and in operation in all material respects with the terms thereof and applicable Law, including the Code and ERISA. No Plan covering any current or former employee or other individual service provider who works primarily outside of the United States (a “Non-US Plan”) provides for compensation or benefits in excess of those mandated by applicable Law.

(b)           With respect to the Plans, all required contributions have been made or properly accrued in all material respects.

(c)           With respect to each Plan, the Company has made available to the Purchaser true and complete copies of, as applicable, (i) the plan document (or, if not in writing, a summary of all material terms of the plan), (ii) the most recent determination letter received from the Internal Revenue Service regarding the Plans, if any, (iii) the latest Form 5500 annual report for each Plan, (iv) the most recent summary plan description and a summary of any material modifications thereto, (v) all material or non-routine correspondence with the Internal Revenue Service, U.S. Department of Labor or other Governmental Authority relating to the Plans, (v) copies of Form 1094-C and sample Forms 1095-C filed by the Company and its Subsidiaries for the three (3) most recently completed calendar years, and (vi) the results of nondiscrimination testing for the most recent plan year.

(d)           Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to or have any liability with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA). No Plan is (i) a “multiple employer welfare arrangement” (as described in Section 3(40) of ERISA) or (ii) a “multiple employer plan” (as described in Section 413(c) of the Code). No Non-U.S. Plan has any unfunded or underfunded liabilities.

(e)           Except as set forth on Schedule 3.12(e), there is no pending or, to the Company’s knowledge, threatened Action relating to any Plan, other than routine claims for benefits. No Plan is or, within the prior six (6) years, has been the subject of any penalty, examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction, or similar program.

(f)           Except as set forth on Schedule 3.12(f), neither the Company nor any of its Subsidiaries has any obligation (i) to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law at the participant’s sole expense or (ii) gross-up, indemnify or otherwise reimburse any current or former employee or other individual service provider for any Tax incurred by such Person.

(g)          Except as listed on Schedule 3.12(g), neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) shall (i) entitle any current or former employee or other individual service provider of the Company or any of its Subsidiaries to any compensatory payment or benefits, (ii) accelerate the time of payment, funding or vesting of any compensation or benefits under any Plan or (iii) result in any payments or benefits that would constitute the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax.

3.13          Insurance. Schedule 3.13 contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date hereof. As of the date hereof, all such policies are in full force and effect. No written notice of cancellation or termination has been received by the Company with respect to any such policy.

3.14          Compliance with Laws.

(a)           The Company and each of its Subsidiaries is, and has been for the past five (5) years, in compliance in all material respects with all applicable Laws.

(b)           The Company and each of its Subsidiaries holds all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Authorities necessary for the lawful conduct of their respective businesses as presently conducted. The Company’s material permits are disclosed on Schedule 3.14(b).

3.15          Environmental Compliance and Conditions.

(a)           Except as set forth on Schedule 3.15, the Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety (as such concern exposure to hazardous materials), pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”).

(b)           Except as set forth on Schedule 3.15, The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations required under Environmental and Safety Requirements and are also in compliance in all material respects with all other Environmental and Safety Requirements.

(c)           Except as set forth on Schedule 3.15, Neither the Company nor any of its Subsidiaries has received, within the three (3) years prior to the date hereof, any written notice of violation or liability arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company and its Subsidiaries or their facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved.

(d)           There has been no release of chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste by the Company or its Subsidiaries, which release was in violation of Environmental and Safety Requirements or which occurred in a manner or to a degree that requires reporting, investigation, or remediation pursuant to any applicable Environmental and Safety Requirements, except as would not reasonably be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental and Safety Requirements.

(e)           Other than contracts entered into in the ordinary course of business, none of the Company or its Subsidiaries is obligated pursuant to any contract to indemnify any Person with respect to any liability arising under Environmental and Safety Requirements which such liability would not be a liability of the Company or its Subsidiaries in the absence of such contract.

(f)           The Company has made available to Purchaser any and all material , final and non-privileged environmental reports, studies, audits, records, sampling data, site assessments or similar documents in their possession or control and relating to the environmental condition of the Leased Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or relating to the compliance of the Company and its Subsidiaries with Environmental and Safety Requirements.

3.16          Affiliated Transactions. Except as set forth on Schedule 3.16, no officer, director or Affiliate of the Company or any of its Subsidiaries or, to the Company’s knowledge, any individual in such officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company and its Subsidiaries.

3.17          Employees.

(a)           True and complete information has been provided to Purchaser as to the following for all current employees of the Company and its Subsidiaries: (i) name; (ii) title or position (including whether full or part time); (iii) employing entity; (iv) hire date; (v) work location; (vi) annual base salary or hourly wage rate; (vii) annual commission, bonus or other incentive-based compensation for calendar year 2023; (viii) leave status (and, if on leave, the anticipated return date, if known); and (ix) visa status (if applicable).

(b)           Except as set forth on Schedule 3.17(b), (i) neither the Company nor any of its Subsidiaries has experienced any work slowdown, lockout, stoppage, demand or petition for recognition, handbilling, picketing, strike or material grievance, claim of unfair labor practices, or other similar dispute or activity within the past three (3) years, and no such dispute or activity is presently underway or, to the Company’s knowledge, threatened; (ii) to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any Union with respect to employees of the Company or any of its Subsidiaries and no such effort has occurred or, to the Company’s knowledge, been threatened within the past three (3) years; (iii) in the past three (3) years, neither the Company nor any of its Subsidiaries has been subject to any pending or, to the Company’s knowledge, threatened, Actions (including, but not limited to, any grievances, complaints or charges) by or before any Governmental Authority concerning employment-related matters or brought by or on behalf of any current or former applicant, employee or independent contractor of the Company or any of its Subsidiaries (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement); (iv) no employee of the Company or any of its Subsidiaries is represented by a Union with respect to his or her employment with the Company or any of its Subsidiaries; and (v) no collective bargaining agreements or other contracts with any Union are in effect and binding upon, or are currently being negotiated by the Company or any of its Subsidiaries.

(c)           Except as set forth on Schedule 3.17(c), (i) Neither the Company nor any of its Subsidiaries has written notice of pending or threatened changes of employment status with respect to (including, without limitation, resignation of) any members of senior management, other employees with annual base compensation in excess of $125,000, or group of employees of the Company or its Subsidiaries within the twelve-month period following the date hereof. No member of senior management of the Company or any of its Subsidiaries, or other employee of the Company or any of its Subsidiaries with annual base compensation in excess of $125,000, has been the subject of any sexual or other type of discrimination, harassment or similar misconduct allegations during his or her tenure at the Company or any of its Subsidiaries.

3.18          Customers and Suppliers.

(a)           Schedule 3.18(a) sets forth the ten (10) largest customers (as measured by dollar volume of sales) of the Company and its Subsidiaries (the “Top Customers”) for both of the years ended December 31, 2023 and December 31, 2022, provided however, the Top Customers only include sales data for Pajarito Scientific Corporation and its Subsidiaries for the period from April 1, 2023 to December 31, 2023. Since December 31, 2022, the Company has not received any written or, to the knowledge of the Company, oral notice from any Top Customer to the effect that such customer is terminating its business relationship with the Company and will stop purchasing products therefrom prior to the termination of any existing agreement with such Top Customer. There are no pending disputes or controversies between the Company and any of the Top Customers and, to the knowledge of the Company, none of the Top Customers (i) has or is contemplating terminating or materially diminishing its business or relationship with the Company or (ii) has experienced any material work stoppage or other material adverse circumstances or conditions that is reasonably likely to jeopardize or materially adversely affect the future relationships of the Company with such Person.

(b)           Schedule 3.18(b) sets forth the ten (10) largest suppliers (as measured by dollar volume of purchases) of the Company and its Subsidiaries (the “Top Suppliers”), for both of the years ended December 31, 2023 and December 31, 2022, provided however, the Top Suppliers only include purchase data for Pajarito Scientific Corporation and its Subsidiaries for the period from April 1, 2023 to December 31, 2023. Since December 31, 2022, the Company has not received any written or, to the knowledge of the Company, oral notice from any Top Supplier to the effect that such Top Supplier is terminating its business relationship with the Company and will stop providing products or services to the Company, prior to the termination of any existing agreement with such Top Supplier. There are no pending disputes or controversies between the Company and any of the Top Suppliers and, to the knowledge of the Company, none of the Top Suppliers (i) has or is contemplating terminating or materially diminishing its business or relationship with the Company or (ii) has experienced any material work stoppage or other material adverse circumstances or conditions that is reasonably likely to jeopardize or materially adversely affect the future relationships of the Company with such Person.

3.19          Inventory; Accounts Receivable.

(a)           All of the inventories of stock in trade, work in progress and finished goods of the Company consist of a quality and quantity usable and salable in the Ordinary Course, except for obsolete, damaged or defective inventory and materials of below-standard quality, all of which items have been recorded on the Company’s financial statements in accordance with GAAP.

(b)           All accounts and notes receivable of the Company and its Subsidiaries arose in the Ordinary Course for goods sold and delivered or services provided by the Company as to which full performance by the Company has been fully rendered, constitute valid obligations owed to the Company and are collectible in the Ordinary Course, subject to customary reserves. The Company has not received any written notice from or on behalf of any account debtor asserting any defense to payment, counterclaim or right of setoff with respect to any receivable of the Company in excess of amounts reserved on the Financial Statements in respect of the applicable period(s). All receivables are recorded and booked on the Financial Statements in accordance with GAAP. Except as disclosed on Schedule 3.19, no receivables are subject to prior assignment or Lien (other than Permitted Liens).

3.20          Propriety of Past Payments. In the past three (3) years, none of the Company, its Subsidiaries, or their respective owners, officers, directors, employees, or, to the Company’s knowledge, their agents, representatives, or any other Person acting for or on behalf of any of the foregoing have, directly or indirectly, on behalf of the Company, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of value or form, whether in money, property or services, (a) to obtain favorable treatment for the Company or any Affiliate of the Company in securing business, (b) to obtain favorable treatment for business secured for the Company or any Affiliate of the Company, (c) to obtain or retain special concessions for or in respect of the Company or any Affiliate of the Company, or (d) otherwise in violation of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and all other U.S. and applicable non-U.S. Laws relating to the prevention and combat of corruption or money laundering (collectively, the “Anti-Corruption Laws”). The Company, its Subsidiaries, and their respective owners, officers, directors, employees and, to the Company’s knowledge, their agents, representatives, and any other Person acting for or on behalf of any of the foregoing currently are not, and have not been during the past three (3)  years, the subject or target of any disclosure (whether voluntary or involuntary), investigation, inquiry, request for information, audit, warning, or enforcement proceedings by, nor received any oral or written communication from, any Governmental Authority or, to the knowledge of the Company, any other Person regarding any actual or alleged violation, breach, or noncompliance of or with Anti-Corruption Laws, and no such investigations, inquiries or enforcement proceedings have been threatened or are pending. No Company owner, officer, director, employee, or, to the Company’s knowledge, any of its agents or representatives are agents, employees or representatives of, or are otherwise affiliated with, any Governmental Authority or agency or other instrumentality of any Governmental Authority. The Company’s books and records accurately reflect the nature of all expenditures related to anything of value provided to a Governmental Authority.

3.21          Data Privacy and Cybersecurity.

(a)           In the past three (3) years, the Company and each of its Subsidiaries is and have been in material compliance with all applicable Data Requirements.

(b)           Except as disclosed in Schedule 3.21, no unresolved complaint, or to the knowledge of the Company, any investigation or other proceeding relating to any alleged non-compliance of any Data Requirements is now pending by or before any Governmental Authority, and within the previous three (3) years, the Company and its Subsidiaries have otherwise never received any written communications from any Governmental Authority or other Person with respect to any actual or alleged material noncompliance with any applicable Data Requirements. The Company and its Subsidiaries have not experienced any material Security Incidents, outside those disclosed in Schedule 3.21 and have not been required under applicable Data Requirements to notify any Person of any Security Incident.

(c)           Except as disclosed in Schedule 3.21, the Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that Sensitive Data and the Systems are protected against unauthorized access, acquisition, use, transfer, modification, disclosure or other misuse through the implementation of technical, physical, and operational security measures, including through engaging a managed IT service provider.

(d)           The Company and its Subsidiaries have established commercially reasonable processes for vendor cybersecurity management.

3.22          Internal Accounting Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance in accordance with customary business practices for non-public companies that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company has never been subject to (i) any significant deficiency or weakness in any system of internal accounting controls used by the Company and any of its Subsidiaries, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company and each of its Subsidiaries who have a role in the preparation of the financial statements or the internal accounting controls used by the Company and each of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

3.23          Government Contracts.

(a)           Disclosure of Government Contracts. Schedule 3.23(a) sets forth a list of (i) all Government Contracts, for which the period of performance has not yet expired or terminated or final payment has not yet been received, or which remain open to audit as of the Closing Date (“Active Government Contracts”) that could reasonably be expected to involve aggregate payments during calendar year 2024 or any subsequent 12-month period of at least $250,000 and (ii) all Government Bids submitted by the Company for which award has not yet been made that, if awarded, could reasonably be expected to involve aggregate payments of at least $1,000,000. Additionally, the Company and its Subsidiaries have made available for review by the Purchaser true and complete (in all material respects) copies of all such Government Contracts.

(b)           Customers and Suppliers. With respect to each Government Contract and Government Bid, within the past three (3) years, except as set forth on Schedule 3.23(b): (i) the Company and its Subsidiaries have complied in all material respects with the terms and conditions of such Government Contract and Government Bid, including all clauses, provisions, and requirements incorporated expressly, or by reference therein, including all applicable price reduction, most favored customer, and U.S. Government property maintenance requirements; (ii) the Company and its Subsidiaries are not in material violation, breach or default of any provision of any applicable federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”), agency supplements to the FAR, the federal Cost Accounting Standards (“CAS”), the Service Contract Act of 1963, as amended (including, but not limited to, requirements for paying applicable Service Contract Act wage rate and fringe benefit rates)), or any other applicable Law governing any Government Contract, Government Bid, or transaction of any kind with any Governmental Authority, as applicable; (iii) the execution and delivery of this Agreement by the Seller, the Company and its Subsidiaries and the consummation of the transactions contemplated hereby will not result in a material violation, breach or default of any term or provision of any Government Contract or Government Bid; (iv) the Company and its Subsidiaries have not received a written cure notice, a show cause notice or a stop work order regarding performance of a Government Contract; (v) no Government Contract has been terminated for default or terminated for convenience, and the Company and its Subsidiaries have not been threatened in writing with termination for default, breach of contract or material violation of Law; (vi) no past performance evaluation received in writing by the Company or its Subsidiaries with respect to any such Government Contract has set forth a performance rating below “Satisfactory” or its equivalent, default or other material failure to perform thereunder; (vii) no money due to the Company pertaining to any Government Contract has been withheld or set-off and (viii) the Company and its Subsidiaries are not performing activities under a Government Contract that are identified in FAR 9.505-1 through 9.505-4 and are not party to or bound by any mitigation plan resulting from any actual or perceived Organizational Conflict of Interest (as defined by Subpart 9.5 of the FAR) involving the Company.

(c)           Small Business Representations. Except as set forth on Schedule 3.23(c): (i) all the Company’s and its Subsidiaries’ representations regarding its size status for each of the Government Contracts awarded within the past three (3) years and all Government Bids submitted during the same period were accurate and made in accordance with applicable Law and (ii) there are no Active Government Contracts or Government Bids to which the Company or any of its Subsidiaries is a party or is bound that were awarded (or are being sought) on a set-aside basis predicated on the Company’s or its Subsidiaries’ certification or representation as having 8(a) status, small business status, small disadvantaged business status, historically underutilized business zone small business status, veteran-owned small business status, service-disabled veteran-owned small business status or other preferential status.

(d)           Government Claims. Except as set forth in Schedule 3.23(d), within the past three (3) years, the Company and its Subsidiaries have not received notice of any (i) outstanding claims arising under or relating to any Government Contract or Government Bid by any Governmental Authority or prime contractor, subcontractor or other person or (ii) outstanding claims or requests for equitable adjustment or disputes between the Company or its Subsidiaries, on the one hand, and any Governmental Authority or any prime contractor, subcontractor, vendor or other person, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e)           Investigations and Audits. Within the past three (3) years, the Company and its Subsidiaries have not conducted or initiated any internal investigation or made any voluntary or mandatory disclosure to any Governmental Authority with respect to any material alleged irregularity, misstatement, noncompliance or omission arising under or relating to a Government Contract or Government Bid or any Laws. Except as set forth on Schedule 3.23(e), within the past three (3) years, the Company and its Subsidiaries have not (i) been the subject of any audit by a Governmental Authority with respect to performance under a Government Contract and (ii) have not received written notice of any pending or threatened investigation or administrative proceeding, including document requests, subpoenas, or search warrants, related to any Government Contract or Government Bid, and to the Company’s Knowledge no investigation is contemplated by any Governmental Authority.

(f)           Suspension, Debarment, and Responsibility. Since its inception, (i) none of the Company, its Subsidiaries. or its principals, as defined by FAR 52.209-5 or other applicable agency regulations, have been debarred, suspended, proposed for debarment, or excluded from participation in the award of a Government Contract or Government Bid, nor is the Company, its Subsidiaries, or its principals listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs, and (ii) the Company and its Subsidiaries have not received a written determination by any Governmental Authority that the Company or any Subsidiary is not responsible for award of a Government Contract.

(g)           Security Clearances. Schedule 3.23(g) lists, current as of the date of this Agreement, all facility security clearances held by the Company or any Subsidiary. The Company and its Subsidiaries have made available for review by the Purchaser a list of all personnel security clearances held by the officers, directors, managers and other employees of the Company and its Subsidiaries (by category). The Company, its Subsidiaries, officers, directors, managers and other employees of the Company and its Subsidiaries hold all facility and personnel security clearances necessary for the operation of the business of the Company and its Subsidiaries as presently conducted, and the Company, its Subsidiaries, and, to the Knowledge of the Company, their officers, directors, managers and other employees of the Company and Subsidiaries have complied in all material respects with applicable facility and personnel security clearance requirements of the National Industrial Security Program Operating Manual as set forth in 32 CFR Part 117 and other applicable Laws.

3.24          International Trade.

(a)          The Company, its Subsidiaries, and their respective officers, directors, employees, agents, representatives, and any other Person acting for or on behalf of any of the foregoing, are, and for the past four (4) years have been, in compliance with Sanctions and Trade Control Laws and have implemented and maintained policies and procedures to ensure compliance with Sanctions and Trade Control Laws.

(b)           Within the last four (4) years, the Company and its Subsidiaries have had all necessary authority under Sanctions and Trade Controls to conduct business in compliance with Sanctions and Trade Control Laws, including (i) necessary permits, licenses, or other authorizations for any export transactions, (ii) necessary permits, licenses, authorizations, or clearances for the disclosure of information to foreign Persons, and (iii) necessary registrations with any Governmental Authority having authority to implement applicable Sanctions and Trade Control Laws. All products and services marketed, licensed, sold, performed, or otherwise made available by the Company or its Subsidiaries have for the last four (4) years been marketed, licensed, sold, performed, or otherwise made available in compliance in all respects with all applicable Sanctions and Trade Control Laws.

(c)           None of the Company, its Subsidiaries, or their respective officers, directors, employees, agents, representatives, nor any other Person acting for or on behalf of any of the foregoing are, or in the last four (4) years have been, (i) a Sanctioned Person, (ii) owned or controlled by a Sanctioned Person, or (iii) directly or indirectly engaged in any business, transaction, or any other dealing with, involving, or for the benefit of, a Sanctioned Person or a Sanctioned Territory.

(d)           The Company, its Subsidiaries, and their respective officers, directors, employees, agents, representatives, and any other Person acting for or on behalf of any of the foregoing currently are not, and have not been during the past four (4) years, the subject or target of any disclosure (whether voluntary or involuntary), investigation, inquiry, request for information, audit, warning, or enforcement proceedings by, nor received any oral or written communication from, any Governmental Authority or any other Person regarding any actual or alleged violation, breach, or noncompliance of or with Sanctions and Trade Control Laws, and no such investigations, inquiries, or enforcement proceedings, to the Company’s knowledge, have been threatened or are pending.

3.25          Brokerage. Except for the fees and expenses of Houlihan Lokey Capital, Inc., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

3.26          National Security and Investment Act 2021. The Company and its subsidiaries do not engage in any of the activities in the United Kingdom specified in Schedule 4, part 1 (g) and/or (h) of The National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

3.27          No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III AND ARTICLE IV, PURCHASER IS ACQUIRING THE UNITS ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that:

4.1           Organization and Power. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

4.2           Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Seller and assuming that this Agreement is a valid and binding obligation of the Company and the Purchaser, this Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

4.3           No Breach. The Seller is not subject to or obligated under its certificate of formation, its operating agreement, any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Seller’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for any such breaches or violations that, individually or in the aggregate, would not have a material adverse effect on the ability of the Seller to perform any of its obligations under this Agreement.

4.4           Governmental Consents. The Seller is not required to obtain any consent, approval or authorization of any Governmental Authority or submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices or filings (a) required under the HSR Act, (b) that may be required by reason of the Purchaser’s participation in the transactions contemplated hereby or (c) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to perform any of its obligations under this Agreement.

4.5           Ownership. The Seller is the record owner of the Units set forth on Schedule 4.5.

4.6           Litigation. There are no Proceedings pending or threatened in writing, to the Seller’s Knowledge of, threatened verbally, before any Governmental Authority or arbitrator with respect to Seller which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement by Seller.

4.7           No Brokers. Except for the fees and expenses of Houlihan Lokey Capital, Inc., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

4.8           No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE UNITS OR OTHERWISE WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, PURCHASER IS ACQUIRING THE UNITS ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company that:

5.1           Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.2           Authorization: Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and assuming that this Agreement is a valid and binding obligation of the Seller and the Company, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

5.3           No Breach. The Purchaser is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.4           Governmental Consents. Except as set forth on Schedule 5.4, the Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 5.4, no consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.5           Litigation. There are no Actions pending or, to the Purchaser’s knowledge, threatened against the Purchaser at law or in equity, or before or by Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.6           Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

5.7           Investment Representation. The Purchaser is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. The Purchaser acknowledges that the Units have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Units are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

5.8           Financing. The Purchaser has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The Purchaser affirms that it is not a condition to Closing or to any of its obligations under this Agreement that the Purchaser obtains financing for the transactions contemplated by this Agreement.

5.9           Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and assuming the representations and warranties regarding the Company and its Subsidiaries are true and correct in all material respects, the Purchaser and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or its Subsidiaries.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE SELLER

6.1           Conduct of the Business.

(a)           From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, except as otherwise provided for by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed; provided that if the Purchaser does not respond to the Company’s request therefor within five (5) days, then such consent shall be deemed to have been provided), the Company shall use its commercially reasonable efforts to conduct the Business of the Company and its Subsidiaries in the ordinary course of business; provided that, the foregoing notwithstanding, the Company and/or any of its Subsidiaries may use available cash to repay any Closing Transaction Expenses or Indebtedness prior to the Closing Date, for distributions or dividends or for any other purpose, only as reasonably necessary and consistent with the terms of this Agreement and the Company’s and its Subsidiaries’ past practice.

(b)           From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed (provided that if the Purchaser does not respond to the Company’s request therefor within five (5) days, then such consent shall be deemed to have been provided)) or as otherwise contemplated on Schedule 6.1(b) attached hereto, the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet and prior to the date hereof, would have been required to be disclosed on Schedule 3.6 pursuant to Section 3.6 or, if taken after December 31, 2022 and prior to the date hereof, would have been required to be disclosed on Schedule 3.8(i) with respect to any representation or warranty in Section 3.8(i). Notwithstanding anything to the contrary in this Section 6.1(b), the Company and its Subsidiaries’ failure to take any action prohibited by this Section 6.1(b) will not be a breach of Section 6.1(a).

(c)           Notwithstanding anything contained in this Agreement to the contrary, any action taken or omitted to be taken by the Company or any of its Subsidiaries that otherwise could represent a failure by the Company or any of its Subsidiaries to operate in the ordinary course of business arising out of, in response to, in connection with, or as a result of, any of the following shall not be deemed a breach of this Section 6.1: (i) business or political conditions or conditions generally affecting the industry or segments therein in which the Company or any of its Subsidiaries participate; (ii) any action taken or statement made by the Purchaser or its Affiliates or their respective representatives; (iii) compliance with the terms of, or the taking of any action required by, this Agreement or approved by the Purchaser, including any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any change, effect, event, occurrences or developments resulting therefrom; (iv) any breach, violation or non-performance of any provision of this Agreement by the Purchaser or its Affiliates; (v) any change in accounting rules (including GAAP), requirements, standards or principles or any change in applicable Laws or the interpretation or enforcement thereof by a Governmental Authority; (vi) actions required to be taken under applicable Laws (including in compliance with Laws resulting from or relating to COVID-19 or other disease, virus or outbreak); (vii) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism, insurrection, riots, civil disobedience, military actions or the continuation, escalation or worsening of any of the foregoing, whether or not threatened, occurring or commenced as of the date of this Agreement; (viii) any earthquakes, hurricanes, tornados, wildfires, floods or other natural disasters, epidemics, pandemics, disease outbreaks (including COVID-19 or other disease, virus or outbreak) or public health emergencies, acts of God or force majeure events, or the significant escalation or worsening of any of the foregoing, whether or not threatened, occurring or commenced as of the date of this Agreement; (ix) conduct prohibited under this Section 6.1, which, if taken by the Company or any of its Subsidiaries, is intended to prevent or mitigate any material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries taken as a whole; or (x) any deterioration in the business, financial condition and/or prospects of the Company or any of its Subsidiaries to the extent it relates to or arises out of circumstances or conditions existing as of the date of this Agreement that were disclosed to the Purchaser as of or prior to the date of this Agreement, including those matters set forth in the Disclosure Schedule.

6.2           Access to Books and Records. From the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to enable the Purchaser to complete the transactions contemplated by this Agreement; provided, however, that (i) such access shall not unreasonably interfere with the conduct of the businesses of the Company and its Subsidiaries and shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation, (ii) the Purchaser and its authorized agents and representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Company or its Subsidiaries unless, in each instance, approved in writing in advance by the Seller and the Company and (iii) the foregoing shall not apply with respect to any information the disclosure of which would, in the Company’s sole discretion, waive any privilege, violate any Law, give rise to antitrust or competition Law issues or breach any duty of confidentiality owed to any Person. The Purchaser acknowledges that it remains bound by the Confidentiality Agreement, between Seller and the Purchaser dated October 26, 2023 (the “Confidentiality Agreement”) and that all information it obtains as a result of access under this Section 6.2 shall be subject to the Confidentiality Agreement. The provision of any information pursuant to this Agreement by the Company shall not expand the remedies available hereunder to the Purchaser or its Affiliates under this Agreement in any manner. The information provided pursuant to this Agreement will be used solely for the purpose of effecting the transactions contemplated by this Agreement.

6.3           Regulatory Filings. The Company shall make or cause to be made all material filings and submissions under any material Laws applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein, including using reasonable best efforts in (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all consents and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate and make effective the transactions contemplated herein, preparing and submitting any required notices related to registrations and/or permits of the Company and its Subsidiaries that may be necessary as a consequence of the transactions contemplated herein, and any other necessary or advisable consents of a Governmental Authority under applicable Laws, including any requirements under the HSR Act, for the transactions contemplated herein (such consents, the “Governmental Consents”) and (iii) executing and delivering any additional instruments necessary or advisable to promptly obtain the Governmental Consents and/or to consummate the transactions contemplated herein. The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.

6.4           Conditions. The Company shall use its reasonable best efforts to cause the conditions set forth in Section 2.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE II (other than those to be satisfied at the Closing).

6.5           Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.1, the Company shall not take, nor shall it permit any of its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (i) solicit, initiate discussions or engage in negotiations with any Person (whether such negotiations are initiated by the Company, an Affiliate, a third party or otherwise), other than the Purchaser or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of the Company (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) (an “Acquisition Transaction”); (ii) provide non-public information or documentation with respect to the Company to any Person, other than the Purchaser or its Affiliates or its or their representatives, relating to an Acquisition Transaction; or (iii) enter into any definitive agreement with any Person, other than the Purchaser or its Affiliates effecting an Acquisition Transaction; provided, however, that the Purchaser hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Company and its Subsidiaries and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction.

6.6           280G. If applicable, the Company (or its Affiliate) shall (a) prior to the Closing, solicit from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all such obtained waivers, prior to the Closing, submit for approval by the Company’s (or its Affiliate’s) equityholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company (or its Affiliate) shall not pay or provide any of the Waived 280G Benefits if such Waived 280G Benefits are not approved by the applicable equityholders as contemplated above. Before soliciting the “disqualified individuals” as provided under this Section 6.6, the Company shall incorporate all of the Purchaser’s reasonable comments to the Company’s drafts of the consent, waiver, disclosure statement and calculations previously provided to Purchaser or its counsel. Prior to the Closing Date, the Company shall deliver to the Purchaser evidence that a vote of the equityholders of the Company (or its Affiliate) was solicited in accordance with the foregoing and whether the requisite number of votes of the equityholders of the Company (or its Affiliate) was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.1           Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause each of its Subsidiaries to, provide the Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby or with respect to periods or occurrences prior to or on the Closing Date. Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit any of its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller copies of such books and records or any portion thereof which the Purchaser or any of its Subsidiaries may intend to destroy, alter or dispose of.

7.2           Director and Officer Liability and Indemnification.

(a)           For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any indemnification or exculpation provision in the Company’s or any of its Subsidiaries articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other similar governing documents as in effect immediately prior to the Closing in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Closing, were directors, officers, managers, employees or holders of equity interests of such Person (each, a “D&O Indemnitee”). The Purchaser shall pay all reasonable expenses, including reasonable attorneys’ fees that may be incurred by a D&O Indemnitee in enforcing the covenants set forth in this Section 7.2 (the “D&O Expenses”); provided, however, that the D&O Indemnitee to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)           At the Closing, the Purchaser shall, or shall cause the Company to, obtain and maintain for irrevocable “tail” insurance policies naming all D&O Indemnitees as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The costs and expenses for obtaining, maintaining and paying for such “tail” insurance policies shall be borne evenly by Seller and Purchaser on a fifty-fifty (50%-50%) basis. The Purchaser shall not, and shall cause the Company and its Subsidiaries not to, cancel or change such insurance policies in any respect. Provided, however, that in complying with its obligations pursuant to the terms of this Section 7.2(b), Purchaser shall not be required to pay annual insurance premiums in excess of 250% of the current annual premium paid by the Purchaser for its existing coverage in the aggregate. If the Purchaser cannot obtain such insurance coverage without paying annual premiums in excess of such limit, the Purchaser shall purchase such insurance with the maximum coverage available by paying annual premiums equal to such limit.

(c)           If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser and the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.2. The provisions of this Section 7.2 are intended for the benefit of, and will be enforceable by, each any current and former officer and director of the Company and its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise. The provisions of this Section 7.2 shall survive indefinitely following the consummation of the Closing.

7.3           Employment and Benefit Arrangements.

(a)           For a period of twelve (12) months after the Closing Date, the Purchaser shall cause the Company and its Subsidiaries to honor all employment, severance, termination, retirement and other compensation and benefit plans, arrangements and agreements to which the Company and/or its Subsidiaries is a party with respect to employees of the Company and its Subsidiaries who remain employed following the Closing Date (“Continuing Employees”), as such plans, arrangements and agreements are in effect on the Closing Date and listed on Schedule 3.12(a) (it being understood that this Section 7.3 shall not be deemed to prohibit or limit in any way the Purchaser, the Company or any of its Subsidiaries from amending, modifying, replacing or terminating such plans, arrangements and agreements in accordance with their terms or applicable Law). The Purchaser shall take all actions required so that Continuing Employees shall receive service credit for any service with the Company and its Subsidiaries or their predecessors earned prior to the Closing Date for all purposes (other than for purposes of benefit accruals under any defined benefit pension plans) under any employee benefit plans and arrangements of the Purchaser and its Affiliates (the “Purchaser Plans”) in which they participate following the Closing Date; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. To the extent that the Purchaser modifies any coverage or benefit plans under which the employees of the Company and its Subsidiaries participate, the Purchaser shall use commercially reasonable efforts to, or cause the applicable insurer to, (i) waive or cause to be waived any applicable waiting periods, pre-existing conditions or actively-at-work requirements with respect to coverage of the Continuing Employees under any health or welfare Purchaser Plan to the same extent as such limitations were waived under the corresponding plans of the Company or its Subsidiaries in which the Continuing Employee participated immediately prior to the Closing, and (ii) give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the portion of the plan year in which the Closing occurs. This Section 7.3 shall survive the Closing and shall be binding on all successors and assigns of the Purchaser, the Company and its Subsidiaries. During the twelve month period immediately following the Closing (or, if shorter, the applicable Continuing Employee’s period of employment), the Purchaser shall take all actions required so that the Continuing Employees (i) receive a base salary or hourly wage rate, as applicable, and a target annual cash bonus opportunity (excluding any change in control, transaction, retention and equity or equity-based compensation opportunity) that is no less favorable than that provided immediately prior to the Closing Date, (ii) receive broad-based employee health and welfare and retirement benefits that, in the aggregate, are substantially comparable to those broad-based employee health and welfare and retirement benefits provided to such Continuing Employees immediately prior to the Closing Date, and (iii) to the extent that any such Continuing Employees are terminated for other than “cause” following the Closing, receive severance pay that is no less than the severance pay that would have been payable under the severance policy or other applicable plan or agreement in effect immediately prior to the Closing Date and listed on Schedule 3.12(a) had such Continuing Employee terminated employment immediately prior to the Closing Date.

(b)           For a period of ninety (90) days after the Closing Date, the Purchaser shall not cause or permit the Company or any of its Subsidiaries to terminate employees of the Company or any of its Subsidiaries in such numbers that would cause the Seller to incur any liability under the Worker Adjustment and Retraining Notification Act of 1988. The Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. Nothing in this Section 7.3 shall give any Person other than the parties to this Agreement, including any employees of the Company or any of its Subsidiaries, any right to enforce the provisions of this Section 7.3 as a third-party beneficiary.

(c)           The provisions of this Section 7.3 are solely for the benefit of the parties to this Agreement, and no current or former employee (including any Continuing Employee) or other individual service provider of the Company or any of its Subsidiaries or any other individual associated therewith shall be regarded for any purposes as a third-party beneficiary of this Agreement, and nothing herein shall be construed as (i) an amendment to, establishment of, or waiver of any provision of any Plan or other benefit plan of the Company, the Purchaser, or any of their respective Subsidiaries or Affiliates, (ii) any limitation in the right of the Company, the Purchaser, or any of their respective Subsidiaries or Affiliates to amend or terminate any Plan or any other benefit plan or (iii) the creation of any right to employment or service, continued employment or service, or any term or condition of employment or service with the Company, the Purchaser, or any of their respective Subsidiaries or Affiliates. Nothing in this Section 7.3 shall be construed to limit any rights that the Company, the Purchaser, or any of their respective Subsidiaries or Affiliates has under any plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement or to terminate the employment of any Continuing Employee for any reason or no reason.

7.4           Regulatory Filings. The Purchaser shall, as reasonably promptly as possible after the date hereof, make or cause to be made all filings and submissions required of the Purchaser under any Laws applicable to the Purchaser for the consummation of the transactions contemplated herein. The Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to make all necessary government filings, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. If a suit or other action is threatened or instituted by any Governmental Authority or other entity challenging the validity or legality, or seeking to restrain the consummation of the transaction contemplated by this Agreement, the Purchaser shall use its reasonable best efforts to avoid, resist, resolve and shall use its reasonable best efforts to take any steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). The Purchaser shall be responsible for all filing fees under the HSR Act and under any such other laws or regulations applicable to the Purchaser.

7.5           Conditions. The Purchaser shall use its reasonable best efforts to cause the conditions set forth in Section 2.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE II (other than those to be satisfied at the Closing).

7.6           Contact with Customers, Suppliers and other Business Relations. From the date of this Agreement until the Closing, the Purchaser and the Purchaser’s Representatives may not, without the prior written consent of the Company, contact or communicate with any of the employees, customers, suppliers or other business relations of the Company or its Subsidiaries in connection with the transactions contemplated hereby.

ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS; WARRANTIES AND COVENANTS

8.1           Non-Survival of Representations, Warranties, and Covenants. The parties, intending to modify any applicable statute of limitations, agree that the representations and warranties of the Company, Seller and Purchaser contained in this Agreement and any agreement or certificate delivered pursuant hereto and the covenants and agreements of the Company, Seller and Purchaser contained in this Agreement to be performed at or prior to the Closing Date shall all terminate at, and not survive, the Closing such that no claim or claim of liability in respect of any such representation, warranty, covenant or agreement (whether in contract or under any other legal theory and regardless of the type of claim) may be brought by any party or their respective Affiliates after the Closing except in the case of Fraud in the making of an Express Representation. No claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against Seller, the Company, the Purchaser or any of their Affiliates, other than in the case of Fraud, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of Seller, the Company, the Purchaser or any of their Affiliates. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing will survive the Closing in accordance with their terms.

8.2           Release by the Purchaser.

(a)           The Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller and its Affiliates and each of their representatives relating to the operation of the Company and its Subsidiaries or their respective businesses or relating to the subject matter or negotiation of this Agreement or any other document contemplated hereby (other than, and solely with respect to, any of the covenants in this Agreement that contemplate performance after the Closing), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived, other than in the case of Fraud.

(b)           Furthermore, without limiting the generality of this Section 8.2, from and after the Closing, no action, suit or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, the Purchaser, the Company and its Subsidiaries or any of their respective Affiliates against Seller, its Affiliates or any of its representatives, and no recourse will be sought or granted against Seller, its Affiliates or any of their representatives, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement or other document delivered hereunder (other than, and solely with respect to, any of the covenants in this Agreement that contemplate performance after the Closing), the negotiation or subject matter of this Agreement or any other document contemplated hereby, the ownership, operation, management, use or control of the business or assets of the Company or its Subsidiaries, or any actions or omissions at, or prior to, the Closing, other than in the case of Fraud.

(c)           The Purchaser acknowledges and agrees that the Purchaser and its Affiliates may not avoid the limitations on liability, recovery and recourse set forth in this ARTICLE VIII by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party to this Agreement (or a successor to a party to this Agreement), other than in the case of Fraud.

(d)           The Purchaser hereby acknowledges and agrees that the Purchaser shall have no right or remedy to take any action in respect of, and neither the Company and its Subsidiaries nor Seller shall have any liability to the Purchaser in respect of, any breach of any representations or warranties contained herein or any failure to comply with any of the covenants, conditions or agreements contained herein to be performed prior to the Closing, except (a) prior to the Closing, to terminate this Agreement pursuant to Article IX hereof, in which event the Purchaser shall thereupon have only the rights with respect thereto as provided for in Article IX, (b) to seek specific performance pursuant to Section 12.13 or (c) in the case of Fraud.

8.3           R&W Policy Subrogation. The Purchaser agrees that it shall cause the R&W Policy to expressly include (a) an irrevocable express waiver of any and all rights of subrogation, contribution or similar rights against Seller and its Affiliates and each of their respective past, present and future direct or indirect equityholders, shareholders, members, managers, officers, directors, employees and representatives (collectively the “Seller Related Parties”) (other than in the case of Fraud) and (ii) an express provision that each Seller Related Party is an express third-party beneficiary of such anti-subrogation waiver entitled to rely upon and enforce such waiver. None of the subrogation, third party beneficiary or amendment provisions contained in the R&W Policy shall be removed, amended, modified or waived without the prior written consent of Seller.

8.4           R&W Policy. Notwithstanding the foregoing, the parties hereby acknowledge and agree that the Purchaser shall, at its sole cost, obtain the R&W Policy in respect of, among other things, inaccuracies or breaches of the representations and warranties made in Article III and Article IV (the “Insured Representations”). The parties intend for the R&W Policy to be the sole and exclusive remedy in respect of any losses incurred by the Purchaser, the Company, and each of their respective Subsidiaries, Affiliates, equity holders, directors, managers, officers, representatives, successors and assigns arising out of inaccuracies or breaches of the Insured Representations and that none of the Seller Related Parties shall have any liability whatsoever in respect of any such inaccuracies or breaches (or any losses or liabilities resulting therefrom), other than in the case of Fraud.

8.5           Investigation; No Other Representations; Non-Reliance. The Purchaser acknowledges and agrees that the Purchaser and its Affiliates have independently conducted a due diligence review and analysis of the business, operations, properties, technology, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries and, in connection therewith, had access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, the Purchaser acknowledges and agrees that the Purchaser and its Affiliates have relied solely on the aforementioned due diligence review and analysis and not on any factual representations or other statements, promises, projections or opinions of the Company or the Seller or any of their representatives or any other Person, except for the specific representations and warranties made by the Company in Article III and the Seller in Article IV, in each case, as qualified by the Disclosure Schedules (“Express Representations”). The Purchaser acknowledges and agrees that: (a) except for the Express Representations, none of the Company, the Seller or any other Person is making, and none of them has made, any representation and warranty, express or implied, at law or in equity, in respect of the Seller, the Company and its Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material or other information (financial or otherwise) regarding the Company and its Subsidiaries furnished or made available to the Purchaser or its Affiliates in any data room, management presentation or in any other manner or form in expectation of, or in connection with, the transactions contemplated hereby; (b) except for the Express Representations, (i) neither the Purchaser nor any of its Affiliates is relying on, and the Purchaser and its Affiliates have not relied on, any representations and warranties that may have been made by the Company, the Seller or any other Person and (ii) the Company and the Seller disclaim any representation and warranty made by any nonparty or any other Person; and (c) none of the Company, the Seller or any other Person has any obligation or duty to make any disclosures other than those required to be disclosed on the Disclosure Schedules in order to make the Express Representations true and correct. Without limiting the generality of any of the foregoing, the Purchaser acknowledges and agrees that: (A) none of the Company, the Seller or any other Person makes any representation or warranty regarding any third party beneficiary rights or other rights which the Purchaser or any of its Affiliates might claim under any studies, reports, tests or analyses prepared by any third parties for the Company or any of their Affiliates, even if the same were made available for review by the Purchaser and its Affiliates; and (B) none of the documents, information or other materials provided to the Purchaser and its Affiliates by or on behalf of the Company or by the Seller or any of their respective Affiliates or representatives constitutes legal advice and the Purchaser, on behalf of itself and its Affiliates, waives all rights to assert that they received any legal advice therefrom or that it had any sort of attorney client relationship with any of such Persons.

ARTICLE IX

TERMINATION

9.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Purchaser and the Seller;

(b)           by the Purchaser, if there has been a material violation or breach by the Company or the Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company or the Seller within ten (10) business days after receipt by the Seller of written notice thereof from the Purchaser; provided, that the Purchaser (i) is not then in breach of this Agreement as would prevent the conditions to Closing set forth in Section 2.2 from being satisfied and (ii) has not failed to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder;

(c)           by the Seller, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company and the Seller at the Closing and such violation or breach has not been waived by the Seller or cured by the Purchaser within ten (10) business days after receipt by the Purchaser of written notice thereof by the Seller;

(d)           by the Purchaser, if the transactions contemplated hereby have not been consummated on or before April 30, 2024 (the “Outside Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if the Purchaser’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(e)           by the Seller, if the transactions contemplated hereby have not been consummated on or before the Outside Date; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if the Company’s or Seller’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 9.1 shall give written notice of such termination to the other parties hereto.

9.2           Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the second sentence of Section 6.2, this Section 9.2 and ARTICLE XII hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Purchaser and the Company and the Seller to one another, except for knowing and willful breaches of the provisions of this Agreement prior to the time of such termination. For the avoidance of doubt, any breach by the Purchaser of Section 5.8 or the failure by the Purchaser to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder will be considered a knowing and willful breach of this Agreement. Nothing contained in this ARTICLE IX will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. In the event of the termination of this Agreement by either the Purchaser or the Seller as provided above, the Confidentiality Agreement will survive the termination of this Agreement for a period of three years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional three-year period).

ARTICLE X

ADDITIONAL COVENANTS

10.1          Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser, the Company and the Seller Parties for certain Tax matters following the Closing:

(a)           Transfer Taxes. The Purchaser will pay, and will indemnify and hold the Seller harmless against, any transfer, documentary, sales, use, registration and real property transfer or gains Tax, stamp Tax, excise Tax, stock transfer Tax, or other similar Tax imposed on the Company, any Subsidiary of the Company or the Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Seller agree to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(b)           Tax Returns. The Purchaser shall prepare or cause to be prepared and timely filed, all Income Tax Returns of the Company and its Subsidiaries for all Pre-Closing Tax Periods that are first due after the Closing Date (taking into account applicable extensions) (the “Purchaser Tax Returns”) in a manner consistent with this Agreement, and the past practice of the Company and its Subsidiaries (as applicable), except as otherwise required by Law. All Transaction Tax Deductions shall be attributable to the Pre-Closing Tax Period to the extent “more likely than not” deductible in such Pre-Closing Tax Period under applicable Law and shall be claimed as current deductions on the Purchaser Tax Returns for the Pre-Closing Tax Period ending on the Closing Date to the extent “more likely than not” deductible in such Pre-Closing Tax Period under applicable Law. The Purchaser shall deliver to the Seller, for its review and comment, such Purchaser Tax Returns at least thirty (30) days prior to the due date for filing such Purchaser Tax Return (taking into account any extensions) and shall accept any reasonable comments to such Purchaser Tax Returns to the extent they are received at least ten (10) days prior to the due date for filing such Purchaser Tax Returns and are consistent with this Agreement and the past practice of the Company or its Subsidiary (as applicable), unless otherwise required by applicable Law. Notwithstanding the foregoing, Seller’s right to review and comment on any Purchaser Tax Return, other than any U.S. federal Income Tax Return that is a Purchaser Tax Return, shall terminate following the finalization of the Preliminary Closing Statement in accordance with Section 1.5 of this Agreement, unless the filing of such Purchaser Tax Return would be reasonably expected to have an adverse impact on the amount to which Seller would be entitled pursuant to Section 10.1(i).

(c)           Disputes. Any dispute as to any substantive Tax matter with respect to a Purchaser Tax Return shall be resolved by the Dispute Resolution Firm pursuant to the procedures set forth in Section 1.5(a) mutatis mutandis. If any dispute with respect to a Purchaser Tax Return is not resolved prior to the due date for filing such Purchaser Tax Return, such Purchaser Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, but the content of such Purchaser Tax Return shall not prejudice, control or otherwise resolve the dispute hereunder and the liability, if any, of either party under this Agreement, and the parties shall amend the applicable Purchaser Tax Return to reflect the final determination of the Dispute Resolution Firm with respect to the items in dispute.

(d)           Straddle Period Allocation. For all purposes of this Agreement, in the case of any Tax (or Tax refund or credit in lieu thereof) imposed with respect to a Straddle Period, the portion of such Tax (or Tax refund or credit in lieu thereof) that is allocable to the Pre-Closing Tax Period portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes, Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transaction based (or Income Tax refunds or Income Tax credits in lieu thereof), be deemed equal to the amount based on an interim closing of the books as if the relevant Straddle Period (and, for such purpose, the relevant Tax period of any partnership or other pass-through entity or any controlled foreign corporation, in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to end on the close of the Closing Date) ended on the close of the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.

(e)           Pre-Closing Tax Matters. Without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), after the Closing, the Purchaser and its Affiliates shall not, and the Purchaser and its Affiliates shall not permit the Company or any of its Subsidiaries to, (i) other than as provided in Section 10.1(f), amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iii) settle any claim, audit or other proceeding with respect to Taxes for any Pre-Closing Tax Period, (iv) surrender any right to claim a refund for Taxes for any Pre-Closing Tax Period, (v) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (vi) make or initiate any voluntary contact with a Governmental Authority (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Tax Period, or (vii) file a Tax Return relating to a Pre-Closing Tax Period in any jurisdiction in which the Company and/or any of its Subsidiaries have not previously filed; provided, that Purchaser’s and its Affiliates’ obligations under this Section 10.1(e) shall terminate following the finalization of the Preliminary Closing Statement in accordance with Section 1.5 of this Agreement (the “Post Closing Act Time Limit”), unless such action, which would otherwise be prohibited under this Section 10.1(e) but for the application of the Post-Closing Act Time Limit would be reasonably expected to have an adverse impact on the amount to which Seller would be entitled pursuant to Section 10.1(i). Notwithstanding anything to the contrary in this Agreement, neither the Purchaser, the Company, its Subsidiaries nor any of their Affiliates shall make any election under Sections 336 or 338 of the Code with respect to the transactions contemplated by this Agreement.

(f)           Cooperation. The Purchaser, the Company and its Subsidiaries and the Seller shall reasonably cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 10.1 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Agreement, inclusive of any supporting work papers, schedules and documents. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries shall retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that Tax period, and the Company and its Subsidiaries shall allow the Seller to take possession of such books and records rather than destroying or discarding such books and records.

(g)           Records. At the request of the Seller, the Purchaser shall deliver to the Seller copies of all filed Tax Returns of the Company and its Subsidiaries relating to the tax periods (or portions thereof) ending on or prior to the Closing prepared in accordance with Section 10.1(b).

(h)           Closing Tax Period. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company’s and its Subsidiaries for all Tax purposes, and the Purchaser shall, except as otherwise required by applicable law, cause the Company and its applicable U.S. Subsidiaries to join the Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h) or similar provisions of U.S. state, local or non-U.S. Law) effective on the day after the Closing Date.

(i)           Tax Savings.

(i)           Seller shall be entitled to the amount of any U.S. federal or state Income Tax refunds (or any Income Tax credits received in lieu thereof) that are actually received in respect of any Pre-Closing Tax Period ending after December 31, 2023 by Purchaser, the Company or any of its Subsidiaries, or any of their respective Affiliates (each, a “Tax Benefit Party”) after the Closing for the overpayment of Taxes for any such Pre-Closing Tax Period (any such Income Tax refund or credit, a “Tax Refund”).

(ii)           Seller shall be entitled to the amount of any actual net reduction in U.S. federal Income Tax payments that any Tax Benefit Party would have been required to make for any Post-Closing Tax Period to the extent such reduction results from the utilization of any net operating loss (within the meaning of Section 172 of the Code) of the Company or any of its Subsidiaries that is both (x) carried forward from a Pre-Closing Tax Period to any Post-Closing Tax Period ending on or before December 31, 2026 and (y) is attributable to any Transaction Tax Deduction (any such net operating loss a “Tax Asset”) (such net reduction, a “Tax Benefit”). For purposes of determining whether any reduction in post-Closing Taxes results from any Tax Asset for purposes of this Section 10.1(i), it shall be assumed that each Tax Benefit Party recognizes all other items of income, gain, loss, deduction or credit and use all other net operating loss carryforwards and carrybacks and all other carryforwards, carrybacks and other Tax attributes, whether now existing or hereafter available, before utilizing any Tax Asset.

(iii)          Purchaser shall promptly pay, or cause to be paid, over to the Seller by wire transfer of immediately available funds any such amounts that Seller is entitled to pursuant to this Section 10.1(i) within ten (10) business days after the actual filing of the annual Income Tax Return related to such Tax Benefit (e.g., an IRS Form 1120) or the actual receipt of such Tax Refund (or with respect to any Tax Refund that is an Income Tax credit received in lieu of a cash Income Tax refund, on the filing of the applicable annual Income Tax Return on which such credit is utilized), in each case net of any Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining such Tax Refunds or Tax Benefits.

(iv)         The Company and its Subsidiaries shall use commercially reasonable efforts to promptly obtain (or cause to be obtained) any reasonably available Tax Refund or Tax Benefit. Purchaser will cause the Company and its Subsidiaries not to elect to apply any applicable refund of Income Taxes with respect to a Pre-Closing Tax Period as a credit against Taxes payable for any Post-Closing Tax Period.

10.2          Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.3          Consents. The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company or its Subsidiaries is a party (including the contracts set forth on Schedule 3.9(a)) and such consents have not been obtained. The Purchaser agrees and acknowledges that (i) none of the Seller, the Company or its Subsidiaries will have any liability whatsoever to the Purchaser (and the Purchaser will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof and (ii) that no representation, warranty, covenant or agreement of the Company or the Seller contained herein will be breached or deemed breached and no condition of the Purchaser will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination, in each case, except where the failure to obtain such consent was the result of a knowing and willful breach of this Agreement by the Seller, the Company or its Subsidiaries.

10.4          Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.

10.5          Releases. Effective upon the Closing, the Seller, on behalf of itself and its Affiliates and their respective successors and assigns (collectively, the “Seller Releasers”), hereby irrevocably waives, acquits, remises, discharges and forever releases each of the Purchaser Releasees from any and all liabilities and obligations to the Seller Releasers of any kind or nature whatsoever, in the capacity as an equityholder of the Company, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Seller Releasers hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Purchaser Releasees (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).

10.6         Guarantee.

(a)           The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Seller as a primary obligor and not merely as a surety, the punctual and full payment, performance and discharge by the Purchaser or its assignees of all of the covenants, obligations and liabilities of the Purchaser or its assignees under this Agreement, including due and punctual payment of all amounts if and when due and payable by the Purchaser or its assignees hereunder when and as the same shall become due and payable, in each case, including any out-of-pocket costs and expenses (including reasonable out-of-pocket legal fees) reasonably incurred by the Seller in connection with the collection of such obligations, if any (collectively, the “Purchaser Obligations”), in accordance with the terms hereof. The Guarantor acknowledges and agrees that, with respect to all Purchaser Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection. If the Purchaser or its assignees shall default in the due and punctual performance of any Purchaser Obligation, including the full and punctual payment of any amount due and payable pursuant to any Purchaser Obligation, the Guarantor will perform or cause to be performed such Purchaser Obligation and will make full payment of any amount due with respect thereto at its sole cost and expense within five (5) days of receiving written notice from Seller that such a breach has occurred; provided, that, Guarantor shall not be required to pay any amounts that are paid by Purchaser before the end of such 5-day period.

(b)           To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any right or defense, whether legal or equitable, statutory or non-statutory, to require the Seller to proceed against or take any action against or pursue any remedy with respect to the Purchaser, its assignees or any other Person or make presentment, protest or demand for performance before the Seller may enforce their rights hereunder against the Guarantor, and no such act or omission of any kind shall in any way affect or impair this guarantee. In furtherance of the foregoing, Guarantor acknowledges that the Seller may, in their sole discretion, bring and prosecute a separate action or actions against Guarantor regardless of whether action is brought against Purchaser or any other guarantor or Person, whether Purchaser or any other Person is joined in any such action or actions or whether the Parties or any other Person was primarily responsible for causing the payment, delivery or other performance of the Purchaser Obligations.

(c)           The Guarantor agrees that the Purchaser Obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) any action or inaction on the part of the Purchaser or its assignees or any of their respective Affiliates, (ii) any change in the time, place or manner of payment or performance of any Purchaser Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms hereof (provided that, for the avoidance of doubt, the Guarantor’s obligations shall be with respect to the Purchaser Obligations as so modified, amended, consolidated, compromised, waived or rescinded, and further, provided, that, if no Purchaser Obligations remain as a result of such rescission, waiver, compromise, consolidation or other amendment, the Purchaser Obligations shall be released and discharged in whole as to Guarantor), (iii) any change in the corporate existence, structure or ownership of the Purchaser or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Purchaser or its assignees, (iv) the sufficiency of any other method of obtaining payment of the Purchaser Obligations that the Seller may have, (v) the failure or delay on the part of the Seller to assert any claim or demand or to enforce any right or remedy against the Guarantor, or (vi) the value, genuineness or regularity of this Agreement or any agreement or instrument related thereto, in each case in accordance with its terms. Notwithstanding the foregoing, all defenses available to the Purchaser pursuant to this Agreement with respect to the payment or performance of any obligation hereunder shall be available as defenses to the Guarantor. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that this guarantee, including specifically the waivers set forth in this Section 10.6, are knowingly made in contemplation of such benefits.

(d)           The Guarantor hereby (i) makes the representations and warranties in (x) Section 5.1, (y) the second sentence of Section 5.2 and (z) Section 5.3, mutatis mutandis, with respect to its obligations under this Section 10.6 and (ii) represents and warrants to the Seller that it has (through cash on hand and available credit), as of the date hereof, and will have at the Closing, sufficient cash on hand to enable it to perform its obligations under this Section 10.6 and will continue to have such funds available to the Purchaser or its assignees for so long as the Purchaser or its assignees shall remain liable for any Purchaser Obligations in accordance with the terms of this Agreement.

ARTICLE XI

DEFINITIONS

11.1          Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accrued Income Taxes” means the aggregate amount of accrued and unpaid liability for Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period (or portion thereof) beginning after December 31, 2022 and ending on the Closing Date (including the pre-Closing portion of any Straddle Period), separately calculated for each applicable taxing jurisdiction, each applicable taxable period and each applicable type of Income Tax (with the amount of each specific kind of such Income Tax of the Company and each of its Subsidiaries with respect to each applicable taxing jurisdiction for each applicable Pre-Closing Tax Period (or portion thereof) not being less than zero) calculated in accordance with the past practice of the Company and its Subsidiaries (as applicable) in preparing Tax Returns for Income Taxes (including reporting positions, electives and accounting methods), except to the extent otherwise required by applicable Law, and only with respect to those jurisdictions in which the Company or any of its Subsidiaries have previously filed Tax Returns for Income Taxes and any jurisdictions in which the Company or any of its Subsidiaries have commenced operations since December 31, 2022; provided, that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating any such liability for Income Taxes: (i) all Transaction Tax Deductions shall be taken into account and all such Transaction Tax Deductions shall be treated as occurring prior to the Closing, in each case to the extent such Transaction Tax Deductions are “more likely than not” to be deductible in a Pre-Closing Tax Period and reduce the amount of any Income Tax liability that otherwise would be included in the calculation of Accrued Income Taxes; (ii) any overpayment or credit of Income Taxes (including estimated Taxes) to the extent that such overpayment or credit may be credited against and reduce a particular liability for Income Taxes that otherwise would be included in the calculation of Accrued Income Taxes shall be taken into account; (iii) any Income Taxes with respect to transactions occurring at the request or direction of the Purchaser or its Affiliates outside the ordinary course of business on the Closing Date after the time of the Closing and any Income Taxes attributable to any financing arrangements entered into by or at the direction of Purchaser or its Affiliates after the Closing (other than as explicitly contemplated by this Agreement) shall be excluded; (iv) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded; (v) any Income Taxes to the extent the amount of such Income Taxes is taken into account in Closing Transaction Expenses shall be excluded and (vi) all deferred Income Tax assets and liabilities (within the meaning of GAAP) shall be excluded, provided, that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating Accrued Income Taxes, any and all Taxes attributable, or otherwise related, to the Carve-Out Transaction and any deferred revenue of the Company or any of its Subsidiaries shall be excluded.

“Acquisition Transaction” has the meaning set forth in Section 6.5.

“Action” means any action, arbitration, mediation, audit, suit, proceeding, investigation, order or governmental or administrative charge.

“Active Government Contract” has the meaning set forth in the Section 3.23(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided that, in no event shall (a) the Company be considered an Affiliate of any portfolio company of any investment fund or vehicle affiliated with or managed by Benford or (b) any portfolio company of any investment fund or vehicle affiliated with or managed by Benford be considered an Affiliate of the Company.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any or its Subsidiaries is or has been a member.

“Agreed Accounting Principles” means with respect to the calculation of Closing Cash and Closing Net Working Capital, GAAP using the same accounting methods, policies, practices, procedures, or classifications used in the Latest Balance Sheet.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.20.

“Attorney-Client Communication” means any communication occurring on or prior to Closing between the Law Firms, on the one hand, and the Company, its Subsidiaries, the Seller, or any of their respective Affiliates, on the other hand, that in any way relates to the Transaction, including any representation, warranty, or covenant of any party under this Agreement or any related agreement.

“Base Purchase Price” means $106,500,000.

“Benford” means Benford Capital Partners Management, L.P., a Delaware limited partnership.

“Business” means the business of the Company and its Subsidiaries as currently contemplated on the date hereof.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–13 and any similar or successor legislation, executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), and any subsequent Law intended to address the consequences of the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act 6.

“Carve Out Transaction” means the transfer of all of the equity of PSC VODEC Limited from the Company or any of its applicable Subsidiaries to a third-party that was completed in December 2023.

“Claiming Party” has the meaning set forth in Section 12.19.

“Class B Common Units” means Class B Common Units of Seller.

“Closing” has the meaning set forth in Section 1.3.

“Closing Cash” means, with respect to the Company and its Subsidiaries, as of 12:01 a.m. Central Standard Time on the Closing Date, all cash, cash equivalents, marketable securities held by the Company and its Subsidiaries at such time, determined in accordance with the Agreed Accounting Principles. For avoidance of doubt, Closing Cash shall (1) be calculated net of issued but uncleared checks and drafts, (2) include checks and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries, (3) exclude any restricted cash, such as any cash or cash equivalents that are subject to restrictions or limitations on use or distribution or are otherwise restricted for a particular use, purpose or event and not available for general corporate use or held by any third parties, and (4) exclude any cash used for dividends or distributions on the Closing Date prior to the Closing.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Indebtedness” means the Indebtedness outstanding as of immediately prior to the Closing; provided, that Accrued Income Taxes will be determined as of the close of the Closing Date; and, further, provided, that, any amounts of Indebtedness paid on the Closing Date prior to the Closing shall be included in Closing Indebtedness.

“Closing Net Working Capital” means, with respect to the Company and its Subsidiaries, as of 12:01 a.m. Central Standard Time on the Closing Date, and in each case using the same line items set forth on Schedule 11.1(a) and calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the determination of Closing Net Working Capital will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule 11.1(a) (which for the avoidance of doubt, shall include non-Income Taxes and exclude any Indebtedness, the Sales and Use Tax Exposure and any other sales and use Taxes of the Company and its Subsidiaries). Further to the preceding sentence, the determination of the Estimated Purchase Price and the Purchase Price will be in accordance with the Agreed Accounting Principles (and without any change in or introduction of any new reserves), and without duplication to any items counted in such determination. For the avoidance of doubt, Schedule 11.1(a) represents an illustrative calculation of Closing Net Working Capital as of November 30, 2023 and only sets forth the line items to be used for the calculation of Closing Net Working Capital. To the extent there is an inconsistency between the illustrative calculation and the Agreed Accounting Principles, the Agreed Accounting Principles will prevail.

“Closing Transaction Expenses” means the aggregate amount of fees and expenses of the Company and its Subsidiaries relating to the transactions contemplated hereby to (i) Houlihan Lokey Capital, Inc. for investment banking services for the Company and its Subsidiaries, (ii) RSM US LLP for accounting and tax services for the Company and its Subsidiaries, (iii) the Law Firms for legal services to the Company and its Subsidiaries, in each case for clauses (i), (ii) and (iii) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, will be immediately prior to the Closing) and to the extent related to the transactions contemplated hereby, (iv) any change in control, transaction, retention or similar compensatory payments, bonuses or benefits payable to any current or former employee or other individual service provider of the Company or any of its Subsidiaries as a result of, or in connection with, the transactions contemplated hereby, together with the employer portion of any Taxes arising therefrom, and (v) any other fees and expenses owed to any of the Company’s and its Subsidiaries’ advisors, consultants, attorneys, brokers, experts or other representatives relating to the negotiation, preparation, execution or consummation of the transactions contemplated hereby; provided, however, that “Closing Transaction Expenses” shall exclude (i) any amounts payable by Company and its Subsidiaries in connection with the “tail” policy pursuant to and in accordance with Section 7.2, (ii) any amounts based upon or arising from any arrangements put in place by, or by the Company or any of its Subsidiaries at the request of, the Purchaser, (iii) related to the Purchaser’s financing of the transactions contemplated hereby, (iv) costs of outside legal counsel, accountants or financial or other advisors unrelated to the transactions contemplated hereby and (v) any expenses that have been paid prior to Closing by the Seller, the Company or its Subsidiaries, including any expenses paid on the Closing Date prior to the Closing.

“Closing Transactions” has the meaning set forth in Section 1.4.

“Code” has the meaning set forth in Section 3.12(c).

“Company” has the meaning set forth in the Preamble.

“Company’s Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries, including the Scheduled Intellectual Property.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Continuing Employees” has the meaning set forth in Section 7.3(a).

“Current Events” means the presence, outbreak and spread of coronavirus (COVID-19), any strains or modulations thereof and the epidemics or pandemics associated with any of the foregoing.

“Data Requirements” means, collectively, Privacy Laws, together with each of the following to the extent applicable to the privacy or security of Personal Information or Systems: (i) industry standards to which the Company or any of its Subsidiaries publicly commits to comply; (ii) the Company’s and its Subsidiaries’ own written privacy policies and (iii) the requirements of any Contracts to which the Company or any of its Subsidiaries is bound, including FAR 52.204-21, Basic Safeguarding of Covered Contractor Information Systems (Nov 2021) and any other applicable government contracting requirements.

“D&O Expenses” has the meaning set forth in Section 7.2(a).

“D&O Indemnitee” has the meaning set forth in Section 7.2(a).

“Defending Party” has the meaning set forth in Section 12.19.

“Disclosure Schedules” has the meaning set forth in ARTICLE III.

“Dispute Resolution Firm” has the meaning set forth in Section 1.5(a).

“Electronic Delivery” has the meaning set forth in Section 12.15.

“Environmental and Safety Requirements” has the meaning set forth in Section 3.15(a).

“ERISA” has the meaning set forth in Section 3.12(b).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated at any relevant time as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among the Seller, the Purchaser and the Escrow Agent, in substantially the form as set forth in Exhibit C attached hereto.

“Escrow Amount” means $750,000.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (excluding any interest accrued on the Escrow Amount) minus the sum of all distributions and other payments to any Person from the Escrow Amount paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Estimated Cash” has the meaning set forth in Section 1.2(b).

“Estimated Indebtedness” has the meaning set forth in Section 1.2(b).

“Estimated Net Working Capital” has the meaning set forth in Section 1.2(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.2(b).

“Express Representations” has the meaning set forth in Section 8.5.

“Financial Statements” has the meaning set forth in Section 3.5.

“Fraud” means an act, committed by a party to this Agreement, with intent to deceive another party to this Agreement, in connection with this Agreement and requires (i) a false representation of material fact made in ARTICLE III, ARTICLE IV or ARTICLE V by such party; (ii) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud or fraud premised on recklessness or negligence.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect (i) with respect to financial information for periods on or after the date hereof, as of the date hereof, and (ii) with respect to financial information for periods prior to the date hereof, as of such applicable time.

“Government Bid” means any quotation, bid or proposal made by the Company or any Subsidiary that if accepted or awarded to the Company or a Subsidiary would lead to a Government Contract between the Company or a Subsidiary and a Governmental Authority, a prime contractor to a Governmental Authority or a subcontractor (at any tier) for the sale of products or services.

“Government Contract” means any Contract, including any prime contract, subcontract (at any tier), basic ordering agreement, letter contract, teaming agreement, material purchase order, material delivery order, material task order, or other contractual arrangement of any kind, as modified by binding modifications or change orders, between the Company and a Subsidiary and (a) any Governmental Authority, (b) any prime contractor of any Governmental Authority or (c) any subcontractor (at any tier) with respect to any Contract of a type described in clauses (a) or (b) above.

“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitrator or arbitration panel, commission, or other similar dispute-resolving officer, panel or body, including any mediator.

“Governmental Consents” has the meaning set forth in Section 6.3.

“Guarantor” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits or other similar Tax (including any franchise Taxes imposed in lieu of any income Tax) and withholding Taxes with respect thereto.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means (i) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Company and its Subsidiaries, (ii) any obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP, (iii) breakage costs payable upon termination on the Closing Date of any obligations of the Company or any of its Subsidiaries under interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (iv) Accrued Income Taxes, (v) all outstanding reimbursement obligations in respect of drawn letters of credit issued for the account of the Company or any of its Subsidiaries, (vi) any obligations for severance or other termination-related payments or benefits owed to any former employee or other individual service provider of the Company or its Subsidiaries whose employment or engagement was terminated prior to or as of the Closing, other than any termination directed by Purchaser or its Affiliates (including the employer portion of any Taxes arising therefrom), (vii) any deferred purchase price of property or services, including the maximum amount payable for any earned but unpaid earn-out, outstanding purchase price adjustment, unfunded escrow, holdback or similar payment, (viii) any cash overdrafts or negative bank balances, (ix) any obligations for earned, accrued or otherwise payable bonuses, fees or expenses owed to any current or former employee or other individual service provider of the Company or its Subsidiaries in respect of any performance period (or portion thereof) prior to or as of the Closing (including the employer portion of any Taxes arising therefrom), or (x) the Sales and Use Tax Exposure. Notwithstanding the foregoing, Indebtedness does not include (A) any operating lease obligations (other than capital leases), (B) any intercompany obligations between or among the Company and its Subsidiaries, (C) any undrawn letters of credit, (D) any performance bond, banker acceptances or similar obligations, (E) any deferred revenue or (F) any obligation under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date).

“Intellectual Property” means (i) trademarks, service marks, trade dress, trade names, brands, logos, and any other indicia of source, and all applications, registrations, renewals and extensions associated with any of the foregoing (together with all goodwill associated with any of the foregoing) (“Trademarks”), (ii) internet domain names, and social media accounts and handles, (iii) confidential information, know-how, source code, compositions, inventions, invention disclosures, formulas, methods, trade secrets, and any other information that derives actual or potential economic value from not being publicly known (“Trade Secrets”), (iv) patents, patent applications, continuations, divisionals, provisionals and continuations-in-part (“Patents”), (v) copyrights, works of authorship, and all other rights corresponding thereto throughout the world, whether published or unpublished, registered or unregistered, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, including all applications, registrations, renewals and extensions for any of the foregoing (“Copyrights”), and (vi) rights of publicity or moral rights; (vii) Software, data, and databases, rights in technology; (viii) all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world including rights arising under Law or contract relating to any of the foregoing.

“Insurance Organizations” has the meaning set forth in Section 3.7(d).

“Insured Representations” has the meaning set forth in Section 8.4.

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“knowledge of the Company”, “to the Company’s knowledge” or other similar phrases means the actual knowledge, after reasonable inquiry, of Terry Wickland, Mike Cornelius and Marc Rood.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any Governmental Authority.

“Law Firms” means (a) DLA Piper LLP (US) and (b) Crowell & Moring LLP.

“Leased Real Property” has the meaning set forth in Section 3.7(b).

“Liens” means liens, mortgages, security interests, charges, options, licenses, rights of first refusal or other encumbrances or restrictions of any kind.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) general business or economic conditions generally affecting the industry or segments therein in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital, credit or financial markets in general (including any disruption thereof and any decline in the price of any security or any market index) or the markets in which the Company and its Subsidiaries operate, (ii) the taking of any action required by, this Agreement or approved by the Purchaser, including any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any change, effect, event, occurrences or developments resulting therefrom; (iii) the effect of any breach, violation or non-performance of any provision of this Agreement by the Purchaser or its Affiliates or any action taken by the Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement; (iv) any change in accounting rules (including GAAP) requirements, standards or principles or any change in applicable Laws or the interpretation thereof by a Governmental Authority; (v) actions required to be taken under applicable Laws (including in compliance with Laws resulting from or relating to COVID-19 or other disease, virus or outbreak), (vi) national or international political or social conditions, including (A) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and (B) the current conflict involving Ukraine and the Russian Federation, and any sanctions related thereto, (vii) the announcement or pendency of the transactions contemplated by this Agreement, including (A) losses or threatened losses of, or any adverse change in the relationship with, customers, payors, suppliers, financing sources, governmental authorities, licensors, licensees, lessors or other commercial relations of the Company or its Subsidiaries or (B) litigation or other actions or proceedings in respect of this Agreement or any of the transactions contemplated hereby, (viii) any earthquakes, hurricanes, tornados, wildfires, floods, fires or other natural disasters, epidemics, pandemics, disease outbreaks (including COVID-19 or other disease, virus or outbreak) or public health emergencies, acts of God or force majeure events, or the significant escalation or worsening of any of the foregoing, whether or not threatened, occurring or commenced before or after the date of this Agreement, or (ix the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any projection or forecast; provided, that this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Non-US Plan” has the meaning set forth in Section 3.12(a).

“Objections Statement” has the meaning set forth in Section 1.5(a).

“Ordinary Course” or “ordinary course of business” means, with respect to any Person, the usual and ordinary course of such Person’s business consistent with custom and practice, subject to such changes that are commercially reasonable in light of the then current operating conditions and developments with respect to such Person as a result of the Current Events, its impact on economic conditions and actions taken by Governmental Authorities in response thereto.

“Outside Date” has the meaning set forth in Section 9.1(d).

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (v) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) liens arising in connection with sales of foreign receivables affecting tangible property; (viii) liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money liens and liens securing rental payments under capital lease arrangements; (x) non-exclusive licenses of Intellectual Property granted by the Company or its Subsidiaries to their customers in the Ordinary Course in connection with the sale or provision of their products and services; and (xi) Liens set forth on Schedule 11.1(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a Union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means any information that alone or in combination with other information held by the Company or its Subsidiaries can be used, directly or indirectly, to identify an individual or other information that constitutes “personal information,” “personally identifiable information,” “personal data” or similar terms under applicable Data Requirements.

“Plans” means (i) each “employee benefit plan”, as defined in Section 3(3) of ERISA, and (ii) each other employment, individual independent contractor, bonus, commission, cash incentive, equity or equity-based incentive, profits interest, deferred compensation, severance, retention or change of control bonus, vacation or other paid-time-off, health or welfare, pension, profit-sharing, retirement, retiree or post-termination health or welfare, employee loan, fringe benefit or other compensation or benefit plan, agreement, program, arrangement, practice or policy, in each case, whether or not subject to ERISA, and whether written or oral, formal or informal, and that is maintained, sponsored or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee or other individual service provider, or with respect to which the Company or any of its Subsidiaries has or could have any liability (contingent or otherwise).

“Post-Closing Act Time Limit” has the meaning set forth in Section 10.1(e).

“Post-Closing Tax Period” means any taxable period (or portion thereof) that begins on or after the day that is immediately following the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 1.5(a).

“Privacy Laws” means all applicable privacy, data protection, security, or security breach notification Laws and other applicable Laws related to the Processing of Personal Information, including the California Consumer Privacy Act (CCPA) as amended by the California Privacy Rights Act and other comprehensive state privacy laws, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act (“TCPA”), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy laws, state social security number protection laws, and state data breach notification laws.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Process” means any operation or set of operations which is performed on Personal Information, whether by automated means, including to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, sell, rent, license, disseminate or otherwise make available or other actions that are otherwise defined as ‘processed’ or ‘processing’ under any Data Requirements.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Obligations” has the meaning set forth in Section 10.6(a).

“Purchaser Plan” has the meaning set forth in Section 7.3(a).

“Purchaser Releasees” means Purchaser and its successors, permitted assigns and Affiliates (including the Company), and their respective officers, employees, directors, managers, members, partners, stockholders, heirs and personal representatives.

“Purchaser Tax Return” has the meaning set forth in Section 10.1(b).

“R&W Policy” means the purchaser-side representation and warranty insurance policy (including all exhibits and endorsements thereto) issued in connection with the transactions contemplated by this Agreement substantially in the form attached hereto as Exhibit D.

“Real Property Leases” has the meaning set forth in Section 3.7(a).

“Real Property Permits” has the meaning set forth in Section 3.7(d).

“Receivables” has the meaning set forth in Section 3.19(b).

“Registered Intellectual Property” has the meaning set forth in Section 3.10(a).

“Sales and Use Tax Exposure” means $500,000.

“Sanctioned Person” means any Person that is or is owned or controlled by or acting on behalf of any Person that is, (i) the subject or target of any Sanctions, or (ii) located, organized, or resident in a Sanctioned Territory.

“Sanctioned Territory” means a country or territory that is, or whose government or any government agency is, the subject or target of any comprehensive Sanctions or Trade Control Laws.

“Sanctions” means any economic or financial sanctions or trade embargoes, whether list based, territorial, or otherwise administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, or other relevant authority.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.10(a).

“Security Incident” means (i) a breach of security leading to the unauthorized or unlawful acquisition of, access to, loss of, destruction of, misuse (by any means) of Sensitive Data or the Systems; (ii) ransomware, phishing or other cyberattack that resulted in a monetary loss or a business disruption to the Systems; or (iii) other act or omission that compromises the security, confidentiality, integrity or availability of Sensitive Data or the Systems.

“Seller Party” means the Seller, any Affiliate of the Seller or any officer, director, manager, partner, member, employee, agent, representative, successor or permitted assign of the Seller or any Affiliate of the Seller.

“Seller Related Party” has the meaning set forth in Section 8.3.

“Seller Releasers” has the meaning set forth in Section 10.5.

“Sensitive Data” means (i) all Personal Information; (ii) Federal Contract Information (FCI) and Controlled Unclassified Information (CUI); and (iii) other confidential or proprietary business or customer data and trade secret information.

“Software” means software, firmware, and middleware, including computer programs and databases, source code, object code, specifications, designs and documentation therefor.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. With respect to the Company, “Subsidiary” shall include but not be limited to Nucfil, LLC (d/b/a NFT), a Colorado limited liability company, NFT-EPD, LLC, a Colorado limited liability company, Pajarito Scientific Corporation, a Delaware corporation, Pajarito Scientific Security Corporation, a New Mexico corporation, Pajarito Scientific Corporation UK LTD, a limited company organized under the laws of the United Kingdom, and Pajarito Scientific Corporation, Canada, a corporation organized under the Laws of the Province of Ontario, Canada.

“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware, and related information technology, outsourced services, and all electronic connections between them, that are owned, purported to be owned, operated, licensed, leased, or used by the Company or its Subsidiaries.

“Target Net Working Capital” means $5,756,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, in each case, whether disputed or not.

“Tax Asset” has the meaning set forth in Section 10.1(i)(ii).

“Tax Benefit” has the meaning set forth in Section 10.1(i)(ii).

“Tax Benefit Party” has the meaning set forth in Section 10.1(i)(i).

“Tax Refund” has the meaning set forth in Section 10.1(i)(i).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Top Customers” has the meaning set forth Section 3.18(a).

“Top Suppliers” has the meaning set forth Section 3.18(b).

“Trade Control Laws” means all U.S. and applicable non-U.S. Laws related to import, export, reexport, or transfer, including (i) the export control and antiboycott Laws and regulations administered or enforced by the U.S. Department of Commerce Bureau of Industry and Security and the U.S. Department of State Directorate of Defense Trade Controls, including without limitation the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, the Export Control Reform Act, the Export Administration Regulations, and the Foreign Trade Regulations; and (ii) the import control Laws and regulations administered and enforced by U.S. Customs and Border Protection.

“Transaction” means the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby.

“Transaction Tax Deductions” means all Income Tax deductions of the Company or any of its Subsidiaries that are “more likely than not” deductible under applicable Law in the Pre-Closing Tax Period of the Company and its Subsidiaries including the Closing Date, including, without duplication: (i) the Closing Transaction Expenses; (ii) any fees, costs and expenses of any of the Company and/or its Subsidiaries attributable to or arising out of the transactions contemplated by this Agreement; (iii) all success based fees of professionals (including investment bankers and other consultants and advisors and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees”) paid by or on behalf of any Company and/or its Subsidiaries in connection with this Agreement; (iv) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of Closing Indebtedness; (v) all sale, “stay-around”, retention, change of control or similar bonuses or payments payable to current or former employees, directors or consultants of any of the Company and/or its Subsidiaries contingent upon the Closing or, in the case of routine bonus or similar payments not contingent upon the Closing, included as an accrual in the computation of Closing Net Working Capital or Indebtedness and (vi) any payroll Taxes imposed with respect to any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 10.1(a).

“Union” means any labor union, works council or other employee representative body.

“Unit Option” means an option to purchase Class A Common Units of Seller that was granted under the Alpha Safety Holdings, LLC Option Plan.

“Unit Option Grant Date” has the meaning set forth on Section 3.4(b).

“Units” means the common units of the Company issued and outstanding as of the Closing Date.

“Waived 280G Benefits” has the meaning set forth in Section 6.6.

“Year End Financial Statements” has the meaning set forth in Section 3.5(a).

11.2          Other Definitional Provisions.

(a)           Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)           Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.1          Press Releases and Communications. Seller and Purchaser shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, Benford and its affiliates may (a) publicly disclose this Agreement and the transactions contemplated hereby without any disclosure of the purchase price or other economic terms of this Agreement and (b) disclose this Agreement and the transactions contemplated hereby and use the Company’s name and logo in communications to Benford’s current or prospective investors, lenders or affiliates.

12.2         Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Company, by the Company (if the transactions contemplated by this Agreement are not consummated), or will be treated as Closing Transaction Expenses (if the transactions contemplated by this Agreement are consummated) to the extent unpaid at the Closing, and in the case of Purchaser, by Purchaser. For the avoidance of any doubt, (a) Purchaser shall bear all costs and expenses in connection with the R&W Policy and (b) Seller and Purchaser shall each bear fifty percent (50%) of the costs and expenses related to the cyber investigation performed by FTI Consulting, Inc.

12.3          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) or e-mail to the number or e-mail address, as applicable, set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser (and, after the Closing, the Company)

c/o Cadre Holdings, Inc.
13386 International Pkwy Jacksonville, FL 32218
Attention:	Gray Hudkins
Facsimile No.:
Telephone No.:
Email Address:	ghudkins@kanders.com

with a copy to:

Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: Carl Marcellino, Esq. Telephone No.: (212) 841-0623 Email Address: Carl.Marcellino@ropesgray.com

Notices to the Seller (and prior to Closing, the Company):

c/o Benford Capital Partners Management, L.P.
121 W. Wacker Drive, Suite 650
Chicago, Illinois 60601
Attention:	Edward H. Benford Brian Behm
Telephone No.:	(312) 932-0200; ext. 1 (312) 932-0200; ext. 5
Email Address:	ed@benfordcapital.com bbehm@benfordcapital.com

with a copy to:

DLA Piper LLP (US)
444 W. Lake St.
Suite 900
Chicago, Illinois 60606
Attention:	Alex Plakas Drew Rosenberry
Telephone No.:	(312) 368-4007 (312) 368-4006
Email Address:	alex.plakas@ us.dlapiper.com drew.rosenberry@us.dlapiper.com

12.4          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided that, after the Closing, the Seller may assign this Agreement to any of their direct or indirect equityholders or successors by operation of law or otherwise. Notwithstanding anything in this Section 12.4 to the contrary, Purchaser may, without Seller’s prior written consent (but with notice to Seller) assign this Agreement or all or any portion of its rights or obligations hereunder to one or more of its wholly-owned Subsidiaries, provided however, any such assignment shall not release Purchaser from its obligations hereunder.

12.5          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.6          References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “threatened” means threatened in writing. The word “including” shall mean “including, without limitation”.

12.7          Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in ARTICLE III and ARTICLE IV whether or not such representations and warranties refer to such Schedule or any Schedule; provided that the disclosures and information in the Disclosure Schedules shall not constitute a representation or warranty and shall not expand any representation or warranty in ARTICLE III or ARTICLE IV. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

12.8          Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Seller; provided that Section 7.2 may not be amended or waived without the consent of a majority of the D&O Indemnitees. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.9          Complete Agreement. This Agreement and the documents referred to herein (including the Escrow Agreement and the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.10        Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the D&O Indemnitees. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the D&O Indemnitees any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.11        Waiver of Trial by Jury. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12        Purchaser Deliveries. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (i) is included in the electronic data room, (ii) actually delivered or provided to the Purchaser or any of Purchaser’s Representatives or (iii) made available upon request, including at any of the offices of the Company or any of its Subsidiaries.

12.13        Specific Performance. The parties acknowledge and agree that the other parties would suffer irreparable damage prior to a termination in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by another party of its covenants or obligations set forth in this Agreement, each of the other parties will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement , and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, in addition to any other remedy to which the other parties are entitled at law or in equity, including the right to terminate this Agreement pursuant to ARTICLE IX and to seek money damages, as applicable. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement. The parties hereby waive (i) any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In the event that a party prevails in any Action commenced to enforce the terms of this Section 12.13, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Action will be reimbursed by the other party.

12.14        Non-Recourse. This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or the Seller or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract, tort, equity or otherwise) any claim based on, in respect of, or by reason of, the sale and purchase of the Company or its Subsidiaries, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party waives and releases all such liabilities and obligations against any such Persons.

12.15        Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.16        Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.17        Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.18        Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 1.5 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

12.19        Prevailing Party. In the event any Proceeding (including a claim of Fraud) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement against any other party (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Proceeding shall be reimbursed by the Claiming Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed, and/or (ii) the Defending Party defeats any such claim(s).

12.20        Post-Closing Attorney-Client Matters.

(a)           The Seller’s Post-Acquisition Use of Law Firms. Each party to this Agreement acknowledges that (a) one or more of the Company, its Subsidiaries and the Seller have retained the Law Firms to act as their counsel in connection with the Transaction as well as other past and ongoing matters, (b) the Law Firms have not acted as counsel for any other Person in connection with the Transaction, and (c) no Person other than the Company, its Subsidiaries, and the Seller has the status of the Law Firms’ client for conflict of interest or any other purpose as a result thereof. The Purchaser (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to waive and not assert, any conflict of interest relating to Law Firms’ representation after the Closing of the Seller or the Seller’s Affiliates in any matter involving the Transaction (including any litigation, arbitration, mediation, or other proceeding), and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to consent to, any such representation, even though in each case (x) the interests of the Seller and/or the Seller’s Affiliates may be directly adverse to the Purchaser, the Company, or any of their Subsidiaries, (y) Law Firms may have represented the Company or its Subsidiaries in a substantially related matter, or (z) Law Firms may be handling other ongoing matters for the Purchaser, the Company or any of their respective Subsidiaries.

(b)           The Purchaser’s Non-Access to the Company’s Legal Records re Acquisition Transaction. The Purchaser agrees that, after the Closing, neither the Company, the Purchaser, nor any of their Subsidiaries will have any right to access or control any of Law Firms’ records relating to or affecting the Transaction, which will be the property of (and be controlled by) Seller. In addition, the Purchaser agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company and its Subsidiaries. Accordingly, the Purchaser will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, use any Attorney-Client Communication remaining in the records of the Company or any of its Subsidiaries after Closing in a manner that may be adverse to the Seller or any of Seller’s Affiliates.

(c)           The Seller’s Retention of Attorney-Client Privilege with Respect to Sell-Side Acquisition Legal Representation. The Purchaser agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that from and after Closing (a) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller and will not pass to or be claimed by the Purchaser, the Company, or any of their Subsidiaries, and (b) the Seller will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, the Purchaser will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Seller or the Seller’s Affiliate; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Seller or a Seller’s Affiliate. Furthermore, the Purchaser agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that in the event of a dispute between the Seller or the Seller’s Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Law Firms jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Seller or the Seller’s Affiliates any information or documents developed or shared during the course of Law Firms’ joint representation.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement as of the day and year first above written.

Purchaser:	Safariland, LLC

	By:	/s/ Blaine Browers
Name: Blaine Browers
Its: Chief Financial Officer

Guarantor:	CADRE HOLDINGS, INC.

	By:	/s/ Blaine Browers
Name: Blaine Browers
Its: Chief Financial Officer

[Signature Page to Unit Purchase Agreement]

Company:	ALPHA SAFETY INTERMEDIATE, LLC

	By:	/s/ Brian Behm
Name: Brian Behm
Its: Secretary

Seller:	ALPHA SAFETY HOLDINGS, LLC

	By:	/s/ Brian Behm
Name: Brian Behm
Its: Secretary

[Signature Page to Unit Purchase Agreement]